PROSPECTUS

(To Prospectus dated March 19, 2026)

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-294098

Dreamland Limited

Up to 36,000,000 Class A Ordinary Shares in aggregate of which

Up to 6,000,000 Class A Ordinary Shares

Up to 30,000,000 Class A Ordinary Shares underlying Common Warrants

Important Note: This prospectus supplements the Base Prospectus dated March 19, 2026 (the “Base Prospectus”) forming a part of our Registration Statement on Form F-1 (File No. 333-294098), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 19, 2026. This prospectus is not complete without, and may not be delivered except in conjunction with, the Base Prospectus. You should read this prospectus together with the Base Prospectus. Capitalized terms used but not defined herein have the meanings given to them in the Base Prospectus.

This prospectus is being filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

We are offering in a self-directed best efforts offering of (i) up to 6,000,000 of our Class A Ordinary Shares, US$0.00005 par value per share (the “Class A Ordinary Shares”) at a fixed public offering price of US$0.75 per Class A Ordinary Share (post-split; pre-split equivalent US$0.15), and (ii) up to 30,000,000 common warrants to purchase up to 30,000,000 Class A Ordinary Shares (“Common Warrants”) at an exercise price of US$0.05 per share (post-split; pre-split equivalent US$0.01). Each Class A Ordinary Share is being sold together with five Common Warrants.

Public offering price per Class A Ordinary Share: US$0.75 (post-split)

Exercise price per Common Warrant: US$0.05 (post-split)

Reverse Stock Split: On April 20, 2026, the Company effected a 1-for-5 reverse stock split of its issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares. All share numbers in this prospectus are presented after giving effect to the reverse stock split. The post-split equivalent of the public offering price is US$0.75 per share, and the post-split equivalent of the warrant exercise price is US$0.05 per share.

The Class A Ordinary Shares and Common Warrants are being offered directly by the Company on a best-efforts basis. There is no minimum offering amount required as a condition to closing this offering.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “TDIC”. On April 20, 2026, the last reported sale price of our Class A Ordinary Shares was US$0.6695 per share (post-split).

There is no established public trading market for the Common Warrants, and we do not expect a market to develop. We do not intend to list the Common Warrants on the Nasdaq Capital Market or any other securities exchange or trading system.

Investing in our Class A Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Base Prospectus and the additional risk factors set forth in this prospectus.

	Per Class A Ordinary Share and Accompanying Common Warrant		Total (assuming maximum offering)

Public offering price	US$	0.75	US$	4,500,000
Proceeds to the Company before expenses	US$	0.75	US$	4,500,000

We estimate the total expenses of this offering payable by us will be approximately US$88,000.

You should not assume that the information contained in the registration statement of which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Class A Ordinary Shares being registered in the registration statement of which this prospectus is a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2026.

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ABOUT THIS PROSPECTUS

This prospectus supplements and amends the prospectus dated March 19, 2026 (the “Base Prospectus”) forming a part of our Registration Statement on Form F-1 (File No. 333-294098), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 19, 2026. This prospectus is being filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

We have not authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any free writing prospectus we have prepared. We do not take responsibility for, and provide no assurance about the reliability of, any information that others may give you.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents.

For investors outside the United States: Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, and “Material Changes from the Base Prospectus”.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe”, “plan”, “expect”, “intend”, “should”, “seek”, “estimate”, “will”, “aim” and “anticipate”, or other similar expressions.

All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in the Base Prospectus and in this prospectus, and the following:

●	our business and operating strategies and our various measures to implement such strategies;
●	changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate;
●	changes in political and economic conditions and competition in the area in which we operate;
●	the loss of key personnel and the inability to replace such personnel on a timely basis;
●	our ability to execute our strategies;
●	changes in the need for capital and the availability of financing; and
●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

You should not place undue reliance on these forward-looking statements.

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DEFINITIONS

“Amended Memorandum of Association” or “Amended Memorandum” means the amended and restated memorandum of association of our Company adopted on March 31, 2025, and as supplemented, amended or otherwise modified from time to time, a copy of which is filed as Exhibit 3.1 to our Registration Statement filed with the SEC on June 27, 2025.

“Articles of Association” means the amended and restated articles of association of our Company adopted on March 31, 2025, as amended from time to time, a copy of which is filed as Exhibit 3.2 to our Registration Statement filed with the SEC on June 9, 2023.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“BVI” means the British Virgin Islands.

“Company” or “our Company” means Dreamland Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on July 5, 2024.

“Companies Act” means the Companies Act (2025 Revision) (as amended) of the Cayman Islands.

“Class A Ordinary Shares” means the Class A ordinary shares of Dreamland Limited, par value US$0.00005 each with 1 vote per Class A ordinary share. As of the date of this prospectus (after giving effect to the 1-for-5 reverse stock split on April 20, 2026).

“Class B Ordinary Shares” means the Class B ordinary shares of Dreamland Limited, par value US$0.00005 each with 12 votes per Class B ordinary share. As of the date of this prospectus (after giving effect to the 1-for-5 reverse stock split on April 20, 2026).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Goal Success” means Goal Success Limited, a company incorporated in the BVI and is our direct wholly-owned subsidiary.

“Group,” “our Group,” “we,” “us,” or “our” means our Company and its subsidiaries, or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“HK$” or “HKD” means Hong Kong dollars, the lawful currency of Hong Kong.

“Hong Kong” or “HK” means the Hong Kong Special Administrative Region of The People’s Republic of China.

“Independent Third Party” means a person or company who or which is independent of and is not a 5% owner of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company.

“Ms. Seto” means Seto Wai Yue, our Chief Executive Officer, our director and controlling shareholder.

“Operating Subsidiary” means Trendic.

“PRC” means The People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, but it should be noted that legal and operational risks associated with operating in The People’s Republic of China may also be applicable to Hong Kong.

“Prime Crest” means Prime Crest Holdings Limited, a company incorporated in the BVI and is wholly-owned by an independent third party.

“RMB” means Renminbi, the lawful currency of the PRC.

“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission. “Securities Act” means the U.S. Securities Act of 1933, as amended.

“Trendic” means Trendic International Limited, a company incorporated in Hong Kong on April 11, 2016 and an indirect wholly-owned subsidiary of our Company.

“2025 Equity Incentive Plan” means the employee equity incentive plan approved by the Company on August 18, 2025, details of which are set out in the Form S-8 filed with the SEC on August 18, 2025.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” section and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Class A Ordinary Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Unless otherwise stated, all references to “us,” “our,” “we,” the “Company,” and similar designations refer to Dreamland Limited, a Cayman Islands exempted company limited by shares.

Recent Events

Change of Management

On July 23, 2025, Leung Tak Shun tendered his resignation as the Chief Financial Officer of the Company, effective on August 23, 2025. On August 15, 2025, the Board appointed Lee Wai Kit to serve as the succeeding Chief Financial Officer of the Company for an initial term of one year and automatically renews for successive one-year periods, subject to the termination provisions in the employment agreement.

Adoption of the Amended and Restated 2025 Equity Incentive Plan

On August 20, 2025, we issued an aggregate of 6,000,000 Class A Ordinary Shares (pre-split) to certain consultants of the Company. The Class A Ordinary Shares were issued pursuant to our Amended and Restated 2025 Equity Incentive Plan as adopted and filed with the SEC on August 18, 2025 (File No. 333-289684).

Nasdaq Delinquency Notification Letters

On November 26, 2025, the Company received a deficiency notification letter (the “Min Bid Price Letter”) from the staff at Nasdaq Stock Market LLC indicating that the Company was not currently in compliance with the minimum bid price requirement set forth in Nasdaq’s Listing Rules for continued listing on the Nasdaq Capital Market, as the closing bid price for the Company’s Class A Ordinary Shares listed on the Nasdaq Capital Market was below $1.00 per share for 30 consecutive business days. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The Min Bid Price Letter provided that the Company had a period of 180 calendar days from the date of the Min Bid Price Letter, or until May 26, 2026, to regain compliance with the minimum bid price requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by May 26, 2026, the Company may be eligible for an additional 180 calendar day compliance period, provided that on the 180th day of the Compliance Period, it meets the applicable market value of publicly held shares requirement for continued listing and all other applicable standards for initial listing on the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the extended compliance period. If the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period (as may be extended), our Class A Ordinary Shares will become subject to delisting. As of the date of this prospectus, the Company has not regained compliance with the minimum bid price requirement. The Company is monitoring the closing bid price of its Class A Ordinary Shares and evaluating options to regain compliance with the Minimum Bid Price Requirement, including by effecting a reverse stock split, if necessary. However, there can be no assurance that the Company will be able to regain or maintain compliance with the Minimum Bid Price Requirement.

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Authorizing the Board to allot and issue Class B Ordinary Shares

On December 31, 2025, the Company has approved by way of an ordinary resolution passed at the 2025 extraordinary general meeting of the Company that for the purpose of providing a long-term incentive to further align the interests of Ms. Seto Wai Yue with those of the Company’s shareholders, any Director and/or officer of the Company be and is hereby authorized to allot and issue at any time and from time to time to Ms. Seto Wai Yue, so long as she is a director and/or chief executive of the Company, up to a maximum of 9,000,000 Class B Ordinary Shares (pre-split) of the Company, on such terms (including, without limitation, as to consideration) as the disinterested members of the Board shall determine to be fair and in the best interests of the Company at the time of any such issuance.

Reverse Stock Split

On April 20, 2026, the Company effected a 1-for-5 reverse stock split of its issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares. All share and per-share information in this prospectus has been adjusted to reflect the reverse stock split. The par value of the shares therefore changed to US$0.00005 per share, respectively. No fractional shares were issued; any fractional shares were rounded up to the nearest whole share. In connection with the reverse stock split, all outstanding options, warrants, and other derivative securities (including the Common Warrants offered hereby) have been proportionally adjusted to reflect the reverse split. The exercise price of the Common Warrants has been adjusted from US$0.01 pre-split to US$0.05 post-split, and the number of Class A Ordinary Shares underlying each Common Warrant has been adjusted from one pre-split share to one post-split share, consistent with the 1-for-5 ratio. No fractional shares were issued as a result of the reverse split; any fractional shares were rounded up to the nearest whole share.

Placement of Securities

On April 21, 2026, the Company received binding commitments from a group of accredited investors for the subscription of an aggregate of 3,400,000 Class A Ordinary Shares (post-split) and 17,000,000 Common Warrants (post-split). All such warrants have been exercised, resulting in additional proceeds to the Company of US$850,000. The total funds received from these investors are US$3,400,000. These commitments represent a portion of the total securities being offered hereby. As of the date of this prospectus, the Company has sold 3,400,000 Class A Ordinary Shares and 17,000,000 Common Warrants (which have been exercised) to the investors. The Company continues to offer the remaining 2,600,000 Class A Ordinary Shares and 13,000,000 Common Warrants on a best-efforts basis.

Our Mission

Events are activities that are planned for a special purpose and usually involve a large number of people. They may also generate revenue for host cities, support local businesses and create employment opportunities. Our mission is to help our customers organize, plan, promote and manage events to effectively connect with their target audiences and to support the Hong Kong government’s initiative to boost a mega events economy in Hong Kong by expanding the breadth and depth of our event management, design and/or merchandising services, thus expanding our market share in the events industry in Hong Kong as well as to develop more overseas markets for our event management and merchandising businesses.

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Corporate Structure

The following chart sets forth our corporate structure before this offering. Each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to twelve (12) votes per one Class B Ordinary Share. Investors are purchasing shares in our Company, and Trendic is the entity in which the Group’s operations are conducted.

*	Represents voting interest.

Other than Ms. Seto, none of the other shareholders have held any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

The following chart sets forth our corporate structure immediately after this offering assuming all the 6,000,000 offering shares are subscribed by investors, without taking into account of the exercise of the 30,000,000 Common Warrants. Each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to twelve (12) votes per one Class B Ordinary Share. Investors are purchasing shares in our Company, and Trendic is the entity in which the Group’s operations are conducted.

*	Represents voting interest.

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Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or HFCA, Act was enacted on December 18, 2020. The HFCA Act states if the United States Securities and Exchange Commission, or the SEC or the Securities and Exchange Commission, determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board of the United States, or PCAOB, for two consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States. Our auditor, TAAD LLP, or TAAD, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are operating in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess TAAD’s compliance with applicable professional standards. TAAD is headquartered in the United States, and can be inspected by PCAOB. On August 26, 2022, CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act, or the Accelerating HFCA Act, was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, legislation titled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by former President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating HFCA Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. As a result of the Consolidated Appropriations Act, the Holding Foreign Companies Accountable Act (the “HFCA Act”) now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located. Our current auditor, TAAD, is a firm registered with the PCAOB with its headquarters at Diamond Bar, California, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China to the PCAOB for inspection or investigation, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause our securities to be delisted from the stock exchange. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Class A Ordinary Shares to be materially and adversely affected.

Recent Regulatory Developments in the PRC

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China, including cracking down on certain illegal activities in the securities market, enhancing supervision over Chinese-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For a further discussion of how recent regulatory developments in the PRC could affect our ability to do business in Hong Kong, see “Risk Factors — Risks Relating to Doing Business in Hong Kong” beginning on page 13 of this prospectus.

For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on certain illegal activities in the securities markets to promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over Chinese-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China,” or PRC Personal Information Protection Law, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the circumstances that processing of personal information of natural persons within the territory of China and that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022, replacing the former Measures for Cybersecurity Review (2020) issued on April 13, 2020. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operators (together with the operators of critical information infrastructure, or the Operators, carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, and any online platform operator who controls more than one million users’ personal information must undergo a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

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We do not expect to be subject to the cybersecurity review by the CSRC and the CAC in relation to this offering, given that: (1) our principal operating subsidiary, Trendic, is incorporated in Hong Kong and is located in Hong Kong, not a PRC domestic company, (2) we have no subsidiary, VIE structure or any direct operations in mainland China, and (3) pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong).

We do not currently expect the Measures for Cybersecurity Review (2021) and the PRC Personal Information Protection Law to have an impact on our business, operations or this offering as we do not believe that Trendic would be deemed to be an “Operator” on the basis that (i) Trendic is incorporated in Hong Kong, not a PRC domestic company, and operates in Hong Kong without any subsidiary or VIE structure in mainland China, and each of the Measures for Cybersecurity Review (2021) and the PRC Personal Information Protection Law remains unclear whether it shall be applied to a company based in Hong Kong; (ii) as of date of this prospectus, Trendic has in aggregate collected and stored personal information of less than one million users, and that data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities; (iii) all of the data that Trendic has collected is stored in servers located in Hong Kong; and (iv) as of the date of this prospectus, Trendic has not been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review or a CSRC review. An “Operator” is required to file for cybersecurity review before listing in the United States.

On February 17, 2023, the CSRC issued the Trial Overseas Listing Measures, which came into effect on March 31, 2023. Under the Trial Overseas Listing Measures, a domestic enterprise conducting overseas issuance and listing (includes direct and indirect overseas issuance and listing) shall conduct and complete relevant filing procedures with the CSRC. Any overseas issuance and listing conducted by an issuer that concurrently meets the following conditions shall be determined as indirect overseas issuance and listing by a domestic enterprise: (i) 50% or more of its operating revenue, total profit, total assets or net assets as recorded in its audited consolidated financial statements for the most recent fiscal year is being accounted for by domestic companies; and (ii) the main parts of its business activities are conducted in mainland China, its principal places of business are located in mainland China, or the senior management in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China.

Based on the above mentioned, given that (i) the Group currently does not have, nor does it currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) it is not controlled by any PRC entity or individual; (iii) it does not have any operation in the PRC, nor does it have any partnership or cooperation with any PRC entity or individual; (iv) it currently does not have, nor does it plan to have, any investment, such as owning or leasing any asset, in the PRC; (v) none of the senior managers in charge of the business operations and management are citizens of the PRC or domiciled in mainland China; and (vi) no revenue of the Company is generated from the PRC, this offering shall not be deemed as a domestic enterprise that indirectly offer or list securities on an overseas stock exchange, nor does it requires filing or approvals from the CSRC. We are not subject to any PRC laws and regulations except to those applicable to Hong Kong listed in Annex III of the Basic Law. We believe, and we have been advised by our PRC legal counsel, that we do not need permission or approval from the Chinese government to operate our business or offer our Class A Ordinary Shares to investors. As such, we have not applied for, and we have not been denied any permissions or approvals.

Further, in the opinion of our PRC legal counsel of our initial public offering, Guangdong Wesley Law Firm, the Company was not considered a domestic enterprise under the Trial Measures and the Trial Measures do not apply to the Company, and its listing on Nasdaq did not require fulfilling the filing procedure to the CSRC. However, there can be no assurance that the relevant PRC governmental authorities, including the CSRC, would reach the same conclusion as us, or that the CSRC or any other PRC governmental authorities would not promulgate new rules or new interpretation of current rules (with retrospective effect) to require us to obtain CSRC or other PRC governmental approvals for this offering. If we or Trendic inadvertently conclude that such approvals are not required, we may be required to make corrections, be given a warning, be fined between RMB 1 million and RMB 10 million, warn the responsible person and impose a fine of not less than RMB 500,000 but not more than RMB 5 million, fine the controlling shareholder not less than RMB 1 million but not more than RMB 10 million, prevent the Company from entering the securities market and our ability to offer or continue to offer our Class A Ordinary Shares to investors could be significantly limited or completed hindered, which could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. Our Group may also face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of the PRC, limit our operations in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities.

However, since these statements and regulatory actions are new and under development, it is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of Trendic, its ability to accept foreign investments and the listing of our Class A Ordinary Shares on U.S. or other foreign exchanges. If Trendic is deemed to be an “Operator,” or if Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law or the Trial Overseas Listing Measures becomes applicable to Trendic, the business operation of Trendic and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and Trendic becomes subject to the CAC or CSRC review, we cannot assure you that Trendic will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. If Trendic fails to receive or maintain such permissions or if the required approvals are denied, Trendic may become subject to fines and other penalties which may have a material adverse effect on our business, operations and financial condition and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Additionally, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard.

Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our Hong Kong operating subsidiary’s business, it may intervene in or influence our operations. Such governmental actions (i) could result in a material change in Trendic’s operations; (ii) could hinder our ability to continue to offer securities to investors; and (iii) may cause the value of our Class A Ordinary Shares to significantly decline in value or become worthless.

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Implications of Being a “Controlled Company”

As of the date of this prospectus, Ms. Seto Wai Yue (“Ms. Seto”) is the beneficial owner of an aggregate of 4,247,248 Class A Ordinary Shares (post-split), which represents 58.99% of our then total issued and outstanding Class A Ordinary Shares. As the beneficial owner of 100% of our outstanding Class B Ordinary Shares, which carry twelve votes per share, Ms. Seto holds an aggregate of approximately 69.24% of the total voting power of our Company. As a result, prior to the completion of this offering, we are a “controlled company” within the meaning of the Nasdaq Stock Market Rules.

As a controlled company, we are eligible for, and currently rely on, certain exemptions from the corporate governance requirements of the Nasdaq listing rules. These exemptions include:

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors;

●	an exemption from the rule that director nominees be selected or recommended for selection by either a majority of the independent directors or a nomination committee comprised solely of independent directors; and

●	an exemption from the rule that a majority of our board of directors consist of independent directors.

Although we are currently relying on these exemptions, you may not have the same protections afforded to shareholders of companies that are subject to these corporate governance requirements. In addition, our controlling shareholder is currently able to exert significant control over our management and affairs, including the approval of significant corporate transactions, which could cause our Class A Ordinary Shares to be less attractive to certain investors or otherwise harm our trading price.

Upon completion of this offering, assuming the sale of all 6,000,000 Class A Ordinary Shares (post-split) offered hereby and excluding the exercise of the Common Warrants, Ms. Seto will be the beneficial owner of an aggregate of 4,247,248 Class A Ordinary Shares (post-split). This will represent approximately 32.18% of our then total issued and outstanding Class A Ordinary Shares and approximately 42.61% of the total voting power of the Company. Consequently, upon completion of this offering, we will no longer qualify as a “controlled company” within the meaning of the Nasdaq Stock Market Rules. Following this offering, we will be subject to the full range of corporate governance requirements under the Nasdaq listing rules, including those relating to independent director compensation oversight, director nominations, and board composition. Assuming the full exercise of all Common Warrants, we will have 43,200,000 Class A Ordinary Shares issued and outstanding. In such a scenario, Ms. Seto would be the beneficial owner of an aggregate of 4,247,248 Class A Ordinary Shares, representing approximately 9.83% of the then total issued and outstanding Class A Ordinary Shares and approximately 14.58% of the total voting power.

Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We will take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of this offering occurs, (2) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the end of the second quarter of that fiscal year, and (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

9

Implications of Our Being a Foreign Private Issuer

We reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the Nasdaq.

Investors in our Class A Ordinary Shares should note that, to the extent cash in the business is in Hong Kong or a Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of these subsidiaries by the PRC government or Hong Kong Government to transfer cash.

Business of our Operating Subsidiary

We are an event management service provider based in Hong Kong with over eight years of experience in managing the entire or part of the event lifecycle for our customers. Events encompass a range of public and private events, from trade shows, conferences, concerts, exhibitions, charity galas, brand promotion events to internal corporate events. For enterprises, events offer a highly effective way to maximize their engagement with customers, helping enterprises to generate and qualify leads, deepen relationships with customers and build brand loyalty and advocacy, such as promotion of a brand by satisfied customers through customers sharing positive experiences on social media, providing referrals to friends and family, or simply telling others about the brand.

We are an event planner specializing in organizing, planning, promoting and managing themed touring walk-through experience events, or experience events, for intellectual property owners, or IP owners, of characters in well-publicized animated cartoons and/or live action theatrical motion pictures, each a licensed character. This type of experience events typically involve an intellectual property license, or IP license, from the IP owner to an event organizer, giving the event organizer the right to develop, organize, plan, promote and manage experience events relating to the licensed character and other licensed properties, including the name of the licensed character, title of the animated cartoon/live action theatrical motion picture, costumes, environmental settings, plot elements and artwork together as the licensed property in approved venues in a specified number of territories. During the experience event, event attendees may separately purchase, in designated area(s) at the approved venue, (i) various interactive activities and/or entertainment, including hands-on active-play/participation and/or media-based activities, such as green-screen photo/video capturing activities where guests are offered the opportunity to have their photo and/or video taken using green-screen capture technology, or the interactive opportunities; (ii) custom-made merchandise featuring the licensed property that are commissioned specially for the experience event, or the custom-made merchandise, as well as other licensed merchandise featuring the licensed property that are supplied by the IP owners and/or its licensee(s); and (iii) food and beverage products.

Apart from organizing, planning, promoting and managing experience events, we also engage in the design and/or sale of merchandise, such as merchandise sold in concert venues and merchandise used as gift with purchase by our customers, as well as event management for brands, such as setting-up and running of pop-up stores and organizing store opening/product launch press events for labels.

10

The Offering

Class A Ordinary Shares offered by us	Up to 36,000,000 Class A Ordinary Shares in aggregate represented by (i) up to 6,000,000 Class A Ordinary Shares at a fixed public offering price of US$0.75 per share (post-split), and (ii) Common Warrants to purchase up to 30,000,000 Class A Ordinary Shares. Each Class A Ordinary Share is being sold together with five Common Warrants.

Public offering price	US$0.75 per Class A Ordinary Share (post-split). Exercise price per Common Warrant is US$0.05 per share (post-split).

Reverse Stock split	On April 20, 2026, the Company effected a 1-for-5 reverse stock split of its issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares. All share and per-share information in this prospectus is presented on a post-split basis.

Best efforts offering	We are offering the Class A Ordinary Shares on a best-efforts basis. No minimum offering amount is required as a condition to closing this offering. We intend to complete one closing of this offering but may undertake one or more closings on a rolling basis. The offering will be terminated after 90 days of the effectiveness of this registration statement, provided that the closing(s) of the offering for all of the Class A Ordinary Shares have not occurred by such date, and may not be extended.

Class A Ordinary Shares and Class B Ordinary Shares outstanding immediately prior to this offering (post-split)	7,200,000 Class A Ordinary Shares and 200,000 Class B Ordinary Shares.

Class A Ordinary Shares and Class B Ordinary Shares outstanding immediately after this offering (assuming sale of all 6,000,000 offered shares, excluding warrant exercise)	13,200,000 Class A Ordinary Shares and 200,000 Class B Ordinary Shares. Note: Of the 6,000,000 Class A Ordinary Shares offered, 3,400,000 have already been sold in a concurrent private placement (see “Placement of Securities” above). The remaining 2,600,000 Class A Ordinary Shares are being offered on a best-efforts basis pursuant to this prospectus.

Class A Ordinary Shares and Class B Ordinary Shares outstanding assuming full exercise of all Common Warrants	43,200,000 Class A Ordinary Shares and 200,000 Class B Ordinary Shares.

Use of proceeds	Based on the offering price of US$0.75 per share (post-split), net proceeds (assuming all 6,000,000 shares sold) are approximately US$5,262,000, of which US$3,400,000 has already been received from the placement (including proceeds from the exercise of 17,000,000 Common Warrants). We intend to use the net proceeds for investment in event projects, acquisition of multi-territorial IP licenses, and working capital.

Listing	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “TDIC.” There is no established public trading market for the Common Warrants. We do not intend to apply for a listing of the Common Warrants on any national securities exchange or other nationally recognized trading system and we do not expect a market to develop.

Transfer Agent	Transhare Corporation

Trading symbol	TDIC

11

RISK FACTORS

Investing in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider the risks described in the Base Prospectus under “Risk Factors” beginning on page 12, as well as those set forth below and elsewhere in this prospectus, before making an investment in our Company.

In addition to the risks set forth in the Base Prospectus, the following risk factors relating to the reverse stock split and the placement should be considered:

The reverse stock split may not sustain compliance with Nasdaq Minimum Bid Price Requirement.

We effected a 1-for-5 reverse stock split on April 20, 2026, primarily to regain compliance with the Nasdaq Capital Market’s minimum bid price requirement of $1.00 per share. As of the date of this prospectus, the closing bid price of our Class A Ordinary Shares is just slightly above $1.00. We have until May 26, 2026 to regain compliance. There can be no assurance that the reverse stock split will result in a sustained increase in the market price of our Class A Ordinary Shares or that we will regain compliance within the prescribed period (or at all). If we fail to regain compliance by May 26, 2026 (or any extended compliance period for which we may be eligible), our Class A Ordinary Shares will become subject to delisting from the Nasdaq Capital Market. A delisting would materially reduce the liquidity and market price of our Class A Ordinary Shares, impair our ability to raise additional capital, and could result in the loss of your investment.

The reverse stock split may decrease the liquidity of our Class A Ordinary Shares.

The reverse stock split reduced the number of outstanding Class A Ordinary Shares, which may reduce the liquidity and trading volume of our shares. A smaller number of outstanding shares may result in wider bid-ask spreads and increased price volatility.

We have no minimum offering amount, and investors may not receive a refund.

We have not established a minimum offering amount for this offering, which means we may close the offering after selling only a portion of the securities offered. If we sell significantly fewer than the maximum number of Class A Ordinary Shares, we may not have sufficient funds to implement our business plan as described in the “Use of Proceeds” section. Investors in this offering will not receive a refund if we do not raise the full amount, and our ability to achieve the intended uses of proceeds – including investment in event projects, acquisition of multi-territorial IP licenses, and working capital – could be materially and adversely affected. In such a case, we may be forced to curtail our operations, delay or abandon planned projects, or seek additional financing on terms that may be unfavorable or unavailable.

Reliance on Rule 3a4-1 Safe Harbor for Unregistered Broker-Dealer Activities

We are conducting this offering on a self-directed best efforts basis, and our officers and directors will offer and sell the Class A Ordinary Shares directly to investors. We are relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934 for the participation of our officers and directors in this offering. There is no assurance that the SEC or a court will agree that the conditions of Rule 3a4-1 have been satisfied. If it is determined that our officers or directors have acted as unregistered broker-dealers, we and such persons could be subject to sanctions, fines, penalties, or injunctions, and this offering could be disrupted, delayed, or terminated. In addition, investors who purchase shares in this offering could have a right to rescind their purchases. Even if we believe the conditions of Rule 3a4-1 are met, the SEC may take a contrary position, which could have a material adverse effect on our business, financial condition, and results of operations.

The Common Warrants are speculative and may have no value.

The Common Warrants offered hereby are highly speculative. Each Common Warrant has an exercise price of US$0.05 per share (post-split) and expires on the third anniversary of the initial exercise date. If the market price of our Class A Ordinary Shares does not exceed the exercise price during the period when the Common Warrants are exercisable, the Common Warrants may have no value and may expire worthless. There is no established public trading market for the Common Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Common Warrants will be extremely limited, and holders may find it difficult or impossible to sell their Common Warrants at any price. Even if a trading market were to develop, the market price of the Common Warrants could be highly volatile and could decline significantly. We do not intend to list the Common Warrants on the Nasdaq Capital Market or any other securities exchange or trading system. Holders of Common Warrants will have no rights as holders of our Class A Ordinary Shares until they exercise their Common Warrants and become shareholders of record.

There is no public market for the Common Warrants.

There is no established public trading market for the Common Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Common Warrants will be limited. In addition, we do not intend to list the Common Warrants on the Nasdaq Capital Market or any other securities exchange or trading system.

Even if a trading market for the Common Warrants were to develop, the market price may be highly volatile and could be influenced by many factors, including our operating results, financial condition, and general market conditions. Holders of Common Warrants may find it difficult or impossible to liquidate their investment in the warrants. If the market price of our Class A Ordinary Shares does not exceed the exercise price of $0.05 per share (post-split) during the period when the warrants are exercisable, the Common Warrants may have no value and may expire worthless.

Holders of the Common Warrants will have no rights as holders of Class A Ordinary Shares until such warrants are exercised.

Until you acquire Class A Ordinary Shares upon exercise of your Common Warrants, you will have no rights with respect to the Class A Ordinary Shares issuable upon exercise of your Common Warrants. Upon exercise of your Common Warrants, you will be entitled to exercise the rights of a holder of shares only as to matters for which the record date occurs after the exercise date.

12

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our Operating Subsidiary’s current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our Operating Subsidiary’s operations and current assets being located in Hong Kong. All of the directors and executive officers of our Company reside outside the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Cogency Global Inc., 122 E 42nd Street, 18th Floor, New York, New York 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our directors or executive officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non- monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Hong Kong

Robertsons, our counsel as to Hong Kong law, has advised us that there is currently no arrangement providing for the reciprocal enforcement of judgements between Hong Kong and the United States, as such judgments of United States courts will not be directly enforced in Hong Kong. However, under common law, a foreign judgment (including one from federal or state court in the United States) obtained against the Company may generally be treated by the courts of Hong Kong as a cause of action in itself and sued upon as a debt between the parties. In a common law action for enforcement of a foreign judgment, the judgment creditor has to prove that (a) the judgment is in personam; (b) the judgment is in the nature of a monetary award; (c) the judgment is final and conclusive on the merits and has not been stayed or satisfied in full; and (d) the judgement is from a court of competent jurisdiction. The defenses available to the defendant in a common law action for enforcement of a foreign judgment include breach of natural justice, fraud and contrary to public policy of Hong Kong. In order to enforce the foreign judgement at common law, fresh proceedings must be initiated in Hong Kong, which involves issuing a Writ of Summons and Statement of Claim attaching the foreign judgment as proof of the debt.

There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Our Board is comprised of five directors, all executive directors are located in Hong Kong. The five directors are Ms. Seto, Tse Sze Man, Lui Yi Sin, Edith, Lee Wing Yin and Cheung Tan. Further, Ms. Seto, a member of our board of directors is also our Chief Executive Officer.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is: (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

13

USE OF PROCEEDS

Based upon the fixed public offering price of US$0.75 per Class A Ordinary Share (post-split), assuming the sale of all 6,000,000 Class A Ordinary Shares offered hereby (including the 3,400,000 shares already sold in the concurrent private placement described under “Prospectus Summary – Placement of Securities”), and excluding the exercise of the remaining Common Warrants (other than the 17,000,000 Common Warrants that have already been exercised), we estimate that we will receive total gross proceeds from this offering of approximately US$5,350,000, consisting of:

●	US$2,550,000 from the sale of 3,400,000 Class A Ordinary Shares at US$0.75 per share (already received from the placement); plus
●	US$1,950,000 from the sale of the remaining 2,600,000 Class A Ordinary Shares at US$0.75 per share (to be raised in this offering on a best-efforts basis); plus
●	US$850,000 from the exercise of 17,000,000 Common Warrants at US$0.05 per share (already received from the placement, as those warrants were exercised immediately upon issuance).

After deducting estimated offering expenses of approximately US$88,000 payable by us, our net proceeds from this offering are estimated to be approximately US$5,262,000. Of this amount:

●	US$3,400,000 (representing the aggregate consideration received from the placement, including warrant exercise proceeds) has already been received and is included in our cash and cash equivalents as of the date of this prospectus.

●	Approximately US$1,862,000 represents the net proceeds expected to be received from the sale of the remaining 2,600,000 Class A Ordinary Shares (calculated as US$1,950,000 gross less offering expenses).

The table below reconciles the gross and net proceeds:

Amount (US$)
Gross proceeds from sale of 3,400,000 Class A Ordinary Shares (already received)	2,550,000
Gross proceeds from sale of remaining 2,600,000 Class A Ordinary Shares (to be raised)	1,950,000
Gross proceeds from exercise of 17,000,000 Common Warrants (already received)	850,000
Total gross proceeds	5,350,000
Estimated offering expenses (to be paid from proceeds)	(88,000)
Total net proceeds	5,262,000

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority:

(i)	30 % or approximately US$1.6 million for investment in event projects;

(ii)	20 % or approximately US$1.1 million for acquisition of multi-territorial IP licenses; and

(iii)	50 % or approximately US$2.6 million for working capital and other general corporate purposes.

The proceeds already received from the placement (US$3,400,000) have been and will continue to be used for the same purposes set forth above, in accordance with the same percentage allocations. Pending such uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities or hold them as cash.

The estimated net proceeds set forth above do not include any additional funds that may be received upon exercise of the remaining 13,000,000 Common Warrants that are being offered in this offering (or any portion thereof), as such exercises are contingent upon the warrant holders’ decisions and market conditions. If all remaining Common Warrants are exercised for cash, we would receive additional gross proceeds of US$650,000 (13,000,000 warrants × US$0.05). Any such additional proceeds would be added to working capital and general corporate purposes.

14

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025, on an actual basis (post-split) and on a pro forma as adjusted basis to reflect:

●	the issuance of 3,400,000 Class A Ordinary Shares and 17,000,000 Common Warrants (which were immediately exercised for cash) in the concurrent private placement completed on April 21, 2026 (see “Prospectus Summary – Placement of Securities”); and
●	the issuance of the remaining 2,600,000 Class A Ordinary Shares offered hereby at the public offering price of US$0.75 per share (post-split), assuming the sale of all such remaining shares and excluding the 13,000,000 Common Warrants offered hereby (which have not been exercised as of the date of this prospectus).

The pro forma as adjusted information below does not reflect the exercise of the 13,000,000 Common Warrants being offered in this offering, as such exercise is contingent upon warrant holder decisions and market conditions.

(US$ in thousands, except share amounts)	Actual (post-split)	Pro Forma As Adjusted for this offering (post-split)
Class A Ordinary Shares, par value US$0.00005	7,200,000	30,200,000
Class B Ordinary Shares, par value US$0.00005	200,000	200,000
Additional paid-in capital	—	5,262
Subscription receivable	(510)	(510)
Capital reserve	7,859	7,859
Accumulated deficit	(3,855)	(3,855)
Total Shareholders’ Equity (US$)	3,494	8,756

Notes to the Capitalization Table:

1.	The “Actual” column reflects the Company’s capitalization as of September 30, 2025, after giving effect to the 1-for-5 reverse stock split on April 20, 2026.
2.	The “Pro Forma As Adjusted” column assumes the sale of all 6,000,000 Class A Ordinary Shares offered hereby, including the 3,400,000 shares already sold in the concurrent private placement, and excludes the exercise of the 13,000,000 Common Warrants still outstanding under this offering. The additional paid-in capital of US$5,262,000 represents the net proceeds from the sale of all 6,000,000 Class A Ordinary Shares (US$5,350,000 gross less US$88,000 estimated offering expenses). Of this amount, US$3,400,000 has already been received from the placement (including US$850,000 from the exercise of 17,000,000 Common Warrants, which are reflected as additional paid-in capital and not as separate warrant liability because they were exercised immediately).
3.	If the remaining 13,000,000 Common Warrants offered hereby are exercised for cash, additional paid-in capital would increase by US$650,000 (13,000,000 warrants × US$0.05 exercise price), and total shareholders’ equity would increase to approximately US$9,406, with total Class A Ordinary Shares outstanding increasing to 43,200,000.
4.	The table does not reflect the potential dilutive effect of the issuance of Class A Ordinary Shares under our 2025 Equity Incentive Plan or any other equity awards.

15

DIVIDENDS AND DIVIDEND POLICY

For the year ended March 31, 2024, Trendic declared and paid a dividend of HK$5,500,000 (approximately US$706,000) to its shareholders registered as such on March 30, 2024. No dividend was declared or paid for the year ended March 31, 2023. For the six months ended September 30, 2023 and 2024, no dividend was declared or paid by Trendic to its then existing shareholders. In addition, no dividend was declared or paid by the Company for the year ended March 31, 2025 and for the six months ended September 30, 2024 and 2025. We do not currently pay dividends and do not intend to pay dividends in the foreseeable future as we plan to retain earnings for growth in our operations.

We have adopted a dividend policy, according to which our board of directors will take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) our consolidated operating and financial results; (b) our cash flow situation; (c) our business strategies and future operations and earnings; (d) taxation considerations; (e) interim dividends paid, if any; (f) capital requirements and expenditure plans; (g) statutory and regulatory restrictions; and (h) any other factors that our board of directors may consider relevant. The payment of dividends, in certain circumstances is also subject to the approval of our shareholders, the Companies Act and our Articles of Association as well as any other applicable laws. Currently, we do not have any predetermined dividend distribution ratio.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Class A Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends. As a holding company, we may rely on dividends and other distributions on equity paid by Trendic for our cash and financing requirements. We are permitted under the laws of the Cayman Islands and our Memorandum and Articles of Association (as amended from time to time) to provide funding to Trendic through loans or capital contributions. Trendic is permitted under the laws of Hong Kong to provide funding to us through dividend distribution without restrictions on the amount of the funds. If Trendic incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. As of the date of this prospectus, Trendic has not experienced any difficulties or limitations on its ability to pay dividends; nor does it maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred. There can be no assurance that the PRC government will not impose restrictions to prevent the cash maintained in Hong Kong from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends.

16

DILUTION

Investors purchasing our Class A Ordinary Shares in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their Class A Ordinary Shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the assumed offering price of our Class A Ordinary Shares and the pro forma as adjusted net tangible book value per share of our Class A Ordinary Shares immediately after this offering.

As of September 30, 2025, our historical net tangible book value (post-split) was approximately US$4.0 million, or approximately US$0.555 per Class A Ordinary Share. Historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of Class A Ordinary Shares outstanding (7,200,000 shares as of September 30, 2025, after giving effect to the 1-for-5 reverse stock split on April 20, 2026).

After giving effect to the sale of 6,000,000 Class A Ordinary Shares in this offering at the public offering price of US$0.75 per share (post-split), and after deducting estimated offering expenses of approximately US$88,000, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been approximately US$8.4 million, or US$0.636 per Class A Ordinary Share. This represents an immediate increase in pro forma as adjusted net tangible book value of US$0.081 per share to existing shareholders and an immediate dilution of US$0.114 per share to new investors purchasing Class A Ordinary Shares in this offering.

In addition to the 6,000,000 Class A Ordinary Shares offered hereby, the Common Warrants offered in this offering are exercisable for up to 30,000,000 Class A Ordinary Shares at an exercise price of US$0.05 per share (post-split). Assuming the sale of all 6,000,000 Class A Ordinary Shares in this offering and the full exercise of all 30,000,000 Common Warrants, and after deducting estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been approximately US$9.9 million, or US$0.229 per Class A Ordinary Share (based on 43,200,000 Class A Ordinary Shares outstanding after full exercise). In that scenario, new investors who exercise their Common Warrants would experience dilution of US$0.179 per share (the difference between the warrant exercise price of US$0.05 and the pro forma net tangible book value of US$0.229 per share).

The following tables illustrate this dilution on a per-share basis.

Dilution to investors purchasing Class A Ordinary Shares in this offering (excluding exercise of Common Warrants)

	US$
Assumed offering price per Class A Ordinary Share (post-split equivalent)	US$	0.75
Historical net tangible book value per Ordinary Share as of September 30, 2025(post-split equivalent)	US$	0.555
Increase in pro forma net tangible book value per Ordinary Share	US$	0.081
Pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering	US$	0.636
Dilution per Ordinary Share to new investors participating in this offering	US$	0.114

Dilution to investors assuming full exercise of all Common Warrants

	US$
Exercise price per Common Warrant (post-split)	US$	0.05
Pro forma as adjusted net tangible book value per Class A Ordinary Share assuming full exercise of all Common Warrants	US$	0.229
Dilution per Class A Ordinary Share to warrant holders upon exercise	US$	(0.179)

Notes:

1.	The dilution calculations above assume the sale of all 6,000,000 Class A Ordinary Shares offered hereby at the public offering price of US$0.75 per share (post-split). As of the date of this prospectus, we have already sold 3,400,000 of such shares to accredited investors in a concurrent private placement (see “Prospectus Summary – Placement of Securities”). The remaining 2,600,000 Class A Ordinary Shares are being offered on a best-efforts basis pursuant to this prospectus.
2.	The pro forma as adjusted net tangible book value per share assuming full exercise of all Common Warrants is calculated as follows: (i) net tangible book value as of September 30, 2025 (US$4.0 million), plus (ii) net proceeds from the sale of all 6,000,000 Class A Ordinary Shares (US$4,412,000), plus (iii) net proceeds from the exercise of all 30,000,000 Common Warrants (US$1,500,000, assuming exercise for cash), divided by (iv) 43,200,000 Class A Ordinary Shares outstanding after full exercise.
3.	If any of the Common Warrants are exercised on a cashless basis, the actual dilution to warrant holders may differ from the amounts set forth above.
4.	The table above does not reflect the potential dilutive effect of the issuance of Class A Ordinary Shares under our 2025 Equity Incentive Plan or any other equity awards.

17

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial data for the financial years ended March 31, 2024 and 2025, and for the six months ended September 30, 2024 and 2025 have been derived from our unaudited consolidated financial statements. The selected financial data set forth below should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the provisions of the IFRS. Our historical results do not necessarily indicate results expected for any future period.

Note Regarding Reverse Stock Split and This Offering: On April 20, 2026, the Company effected a 1-for-5 reverse stock split of its issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares. The selected consolidated financial data set forth below are presented on a historical basis and have not been adjusted to reflect the reverse stock split, as the split occurred after the dates of the financial statements. All share and per-share information elsewhere in this prospectus (including offering price, warrant exercise price, and share counts) are presented on a post-split basis unless otherwise indicated. The historical financial data below is presented in Hong Kong dollars (HKD) and is not affected by the reverse stock split. The offering described in this prospectus (including the concurrent private placement of 3,400,000 Class A Ordinary Shares and 17,000,000 Common Warrants completed on April 21, 2026) is also not reflected in the historical data below.

The following table shows key components of our results of operations during the six months ended September 30, 2024 and 2025.

	Six months ended September 30,
	2024 (unaudited)	2025 (unaudited)
	HKD	HKD
Revenues	$30,462,186	$39,962,062
Revenues, related party	552,166	-
Total Revenues, net	31,014,352	39,962,062

Costs and expenses:
Cost of revenue	(19,736,299)	(34,535,505)
Cost of revenue – related party	(468,350)	(230,759)

Selling, general and administrative expenses	(4,226,640)	(41,217,901)
Research and development	(660,000)	-
Amortization	(2,318,444)	(390,000)
Impairment of rights of use assets	(111,136)	-
Depreciation	(238,649)	(210,865)

Profit/(Loss) from operations	3,254,834	(36,622,968)

Other income/(expenses):
Interest income	38,676	1,292
Finance costs	(232,971)	(401,922)
Other income	1,000	128,581
Total other income/(expenses), net	(193,295)	(272,049)

Profit/(Loss) before income taxes	3,061,539	(36,895,017)

Income tax expense	(350,000)	(85,600)

NET PROFIT/(LOSS)	$2,711,539	(36,980,617)

The following table shows key components of our results of operations during the fiscal years ended March 31, 2024 and 2025.

	2024	2025
	HKD	HKD
Revenues	$20,103,097	$45,352,618
Revenues, related party	337,586	451,759

Total Revenues, net	20,440,683	45,804,377

Costs and expenses:
Cost of revenue	(11,360,489)	(33,565,785)
Cost of revenue – related party	-	(264,349)

Selling, general and administrative expenses	(666,286)	(7,319,454)
Research and development	-	(760,000)
Amortization	-	(2,560,667)
Impairment of rights of use assets	-	(111,136)
Depreciation	(294,083)	(449,514)

Profit from operations	8,119,825	773,472

Other income/(expenses):
Interest income	22,995	44,840
Finance costs	(246,262)	(656,689)
Other income	180,663	7,363,910
Total other income/(expenses), net	(42,604)	6,752,061

Profit before income taxes	8,077,221	7,525,533

Income tax expense	(988,347)	(1,100,000)

NET PROFIT	$7,088,874	6,425,533

18

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are an event management service provider based in Hong Kong with over eight years of experience in managing the entire or part of the event lifecycle for our customers. Events encompass a range of public and private events, from trade shows, conferences, concerts, exhibitions, charity galas, brand promotion events to internal corporate events. For enterprises, events offer a highly effective way to maximize their engagement with customers, helping enterprises to generate and qualify leads, deepen relationships with customers and build brand loyalty and advocacy, such as promotion of a brand by satisfied customers through customers sharing positive experiences on social media, providing referrals to friends and family, or simply telling others about the brand.

We specialize in assisting event organizers in organizing, planning, promoting and managing themed touring walk-through experience events, or experience events, for intellectual property owners, or IP owners, of characters in well-publicized animated cartoons and/or live action theatrical motion pictures, each a licensed character. This type of experience events typically involve an intellectual property license, or IP license, from the IP owner to an event organizer, giving the event organizer the right to develop, organize, plan, promote and manage experience events relating to the licensed character and other licensed properties, including the name of the licensed character, title of the animated cartoon/live action theatrical motion picture, costumes, environmental settings, plot elements and artwork together as the licensed property in approved venues in a specified number of territories. During the experience event, event attendees may separately purchase, in designated area(s) at the approved venue, (i) various interactive activities and/or entertainment, including hands-on active-play/participation and/or media-based activities, such as green-screen photo/video capturing activities where guests are offered the opportunity to have their photo and/or video taken using green-screen capture technology, or the interactive opportunities; (ii) custom-made merchandise featuring the licensed property that are commissioned specially for the experience event, or the custom-made merchandise, as well as other licensed merchandise featuring the licensed property that are supplied by the IP owners and/or its licensee(s); and (iii) food and beverage products.

Apart from organizing, planning, promoting and managing experience events, we also engage in the design and/or sale of merchandise, such as merchandise sold in concert venues and merchandise used as gift with purchase by our customers, as well as event management for brands, such as setting-up and running of pop-up stores and organizing store opening/product launch press events for labels.

During the COVID-19, pandemic most of the in-person events were rescheduled, postponed or cancelled and our business relied on the design and/or sale of merchandise and government subsidies. When things started to normalize after the COVID-19 pandemic, our business primarily focused on event management business again.

During the six months ended September 30, 2024, we started to be an event organizer for events.

The reverse stock split effected on April 20, 2026 does not impact the historical results of operations discussed below, as all financial data is presented in Hong Kong dollars and reflects actual business performance without adjustment for the split.

For the six months ended September 30, 2024 and 2025, our net revenue increased by 29.0% from HK$31.0 million for the six months ended September 30, 2024 to HK$40.0 million for the six months ended September 30, 2025, which was mainly contributed by the shift of operation focus from pure services provider to event organizer and investor, resulting to an increase in sales and ticketing income of HK$10.9 million and sponsorship income of HK$11.2 million, partially offset by a reduction of event management and video production income of HK$13.4 million.

19

For the year ended March 31, 2023, 2024 and 2025, our net revenue increased by approximately 124.1% from approximately HK$20.1 million for the year ended March 31, 2024 to approximately HK$45.8 million for the year ended March 31, 2025, and our net revenue increased by approximately 465% from approximately HK$3.6 million for the fiscal year ended March 31, 2023 to approximately HK$20.4 million for the fiscal year ended March 31, 2024.

For Description and Analysis of Principal Components of Our Results of Operations for the six months ended September 30, 2024 and 2025, please refer to pages 42 to 51.

For Description and Analysis of Principal Components of Our Results of Operations for the years ended March 31, 2024 and 2025, please refer to pages 51 to 60.

Description and Analysis of Principal Components of Our Results of Operations for the six months ended September 30, 2024 and 2025

The following table shows key components of our results of operations during the six months ended September 30, 2024 and 2025.

	Six months ended September 30,
	2024 (unaudited)	2025 (unaudited)
	HKD	HKD
Revenues	$30,462,186	$39,962,062
Revenues, related party	552,166	-
Total Revenues, net	31,014,352	39,962,062

Costs and expenses:
Cost of revenue	(19,736,299)	(34,535,505)
Cost of revenue – related party	(468,350)	(230,759)

Selling, general and administrative expenses	(4,226,640)	(41,217,901)
Research and development	(660,000)	-
Amortization	(2,318,444)	(390,000)
Impairment of rights of use assets	(111,136)	-
Depreciation	(238,649)	(210,865)

Profit/(Loss) from operations	3,254,834	(36,622,968)

Other income/(expenses):
Interest income	38,676	1,292
Finance costs	(232,971)	(401,922)
Other income	1,000	128,581
Total other income/(expenses), net	(193,295)	(272,049)

Profit/(Loss) before income taxes	3,061,539	(36,895,017)

Income tax expense	(350,000)	(85,600)

NET PROFIT/(LOSS)	$2,711,539	(36,980,617)

20

The following discussion is based on our historical results of operations and may not be indicative of our future operating performance.

Six Months Ended September 30, 2024 Compared to September 30, 2025

Revenue

We derive our revenue from the provision of event management services, sale of goods and ticketing, sponsorship and design services. Revenue from provision of event management services represented revenue derived from events planning, development and operation services. Sales of goods represented revenue derived from procurement and sales of goods/drinks to customers from events and non-events and ticketing represented tickets sold and used for events. Sponsorship income represented titleship for the events. Video production income represented revenue from video production at event requested by customers. Design services represented revenue from design services as requested by customers. The following table sets forth our revenue for the six months ended September 30, 2024 and 2025:

	Six Months ended September 30,
	2024 (unaudited)	2025 (unaudited)
	HKD	HKD

Provision of event management services	$4,423,413	$-
Sales of goods and others	6,969,091	13,712,279
Tickets	6,902,453	11,061,550
Sponsorship	3,769,374	14,938,362
Video production	8,950,021	-
Design and others	-	249,871

Total:	$31,014,352	$39,962,062

Our net revenue increased by 29.0% from HK$31.0 million for the six months ended September 30, 2024 to HK$40.0 million for the six months ended September 30, 2025, which was mainly contributed by the shift of operation focus from pure services provider to event organizer and investor, resulting to an increase in sales and ticketing income of HK$10.9 million and sponsorship income of HK$11.2 million, partially offset by a reduction of event management and video production income of HK$13.4 million.

21

Cost of revenues

	Six months ended September 30,
	2024	2025
	HKD	HKD

Sub-contracting fee from event facilitators	$4,788,530	$7,750,122
Ticketing platform	225,575	543,484
Cost of goods sold for IP products	2,307,012	7,104,247
Staff costs	2,930,741	2,756,560
Royalty fee	1,343,941	8,697,009
Design and renovation	4,124,635	5,139,328
Video production costs	1,672,824	-
Other costs	2,811,391	2,775,514
Total:	$20,204,649	$34,766,264

For the six months ended September 30, 2024 and 2025, our cost of revenues was mainly comprised of cost of goods sold for IP products, staff costs, subcontracting fees from event facilitators, royalty fees for short term use of IP, design and renovation, and other costs related to events. For the six months ended September 30, 2024 and 2025, our cost of revenues amounted to approximately HK$20.2 million and HK$34.8 million, respectively. The increase in costs of revenue during the six months ended September 30, 2025 was mainly due to the shift of operation focus from pure services provider to event organizer and investor, resulting in a heavier burden of subcontracting fee, cost of inventory, royalty fee and design and renovation fee.

General and Administrative expenses

The following table sets forth the breakdown of our general and administrative expenses for the six months ended September 30, 2024 and 2025:

	Six Months ended September 30,
	2024 (unaudited)	2025 (unaudited)
	HKD	HKD

Accounting fee	$48,000	$60,000
Bank charges	42,186	76,497
Insurance expenses	20,755	405,009
Staff payroll costs	1,082,423	1,138,069
Listing fees	1,933,527	4,080,728
Legal and professional fees	188,842	8,499,094
Travelling expenses	83,017	120,815
Marketing fee for events	513,097	2,738,057
Office expenses	107,549	295,356
Variable lease payments	-	208,645
Share-based payment for service fee	-	23,500,011
Sundries	207,244	95,620
Total:	$4,226,640	$41,217,901

Our general and administrative expenses amounted to approximately HK$4.23 million and approximately HK$41.2 million for the six months ended September 30, 2024 and 2025, respectively. The increase was mainly due to (i) listing fees such as audit, legal and such fees are IPO related expenses that do not qualify for capitalization as offering cost; (ii) the incurrence of share-based payment expenses of HK$23.5 million relating to the business development and marketing service agreement entered into in August 2025 during the six months ended September 30, 2025.

Research and development

Research and development mainly represented research and development expenses incurred for our website and e-ticket platform. Research and development expenses amounted to approximately HK$0.66 million and nil, respectively, during the six months ended September 30, 2024 and 2025.

22

Amortization

Amortization mainly represented amortization expenses incurred from licenses acquired for the events. Amortization expenses amounted to approximately HK$2.3 million and HK$0.4 million, respectively, during the six months ended September 30, 2024 and 2025.

Impairment of rights of use assets

Impairment of rights of use assets mainly represented impairment made due to uncertainty on future economic benefits on relevant rights of use assets. Impairment of rights of use assets amounted to approximately HK$0.11 million and nil, respectively, during the six months ended September 30, 2024 and 2025.

Depreciation

Depreciation mainly represented depreciation expenses incurred for equipment and right-of-use assets for office premises and motor vehicles. Depreciation amounted to approximately HK$0.24 million and approximately HK$0.21 million, respectively, during the six months ended September 30, 2024 and 2025.

Other Income/ (Expense), Net

The following table sets forth the breakdown of our other income/(expense) for the six months ended September 30, 2024 and 2025:

	Six Months ended September 30,
	2024 (unaudited)	2025 (unaudited)
	HKD	HKD
Bank interest income	$38,676	$1,292
Finance costs	(232,971)	(401,922)
Gain on investment on event projects	-	532
Share of net return to an investment partner	-	(165,267)
Others	1,000	293,316
Total	$(193,295)	$(272,049)

Finance costs represented the interest expenses for bank borrowings and finance lease during the six months ended September 30, 2024 and 2025. The increase in finance costs was mainly attributable to the increase of bank borrowings during the six months ended September 30, 2025.

Share of net return to an investment partner represented the net profits of certain event projects to be shared to the investment partner. During the period, certain funds were received by the Group from a third-party investor to finance specific event projects. Under the terms of the agreement, the investment partner provides capital to the Group for the purpose of investing in event-related projects. In return, the investment partner is entitled to a share of the net returns (or bears a share of the losses) generated by those projects, in proportion to the percentage funded based on budget cost.

Income Tax Expenses

During the six months ended September 30, 2024 and 2025, the income tax expenses of approximately HK$0.35 million and HK$0.09 million, respectively were recognized as we generated no assessable income for the fiscal year under the local tax regime, after tax adjustments.

Net Profit

As a result of the foregoing, our net loss was HK$37.0 million for the six months ended September 30, 2025, as compared with the profit of HK$2.7 million for the same period in 2024.

23

Liquidity and Capital Resources

Our liquidity and working capital requirements primarily relate to our operating expenses. Historically, we have met our working capital and other liquidity requirements primarily through cash generated from our operations. Going forward, we expect to fund our working capital and other liquidity requirements from various sources, including cash generated from our operations, loans from banking facilities, the net proceeds from this offering and other equity and debt financings as and when appropriate.

Cash flows

The following table summarizes our cash flows for the six months ended September 30, 2024 and 2025:

	Six months ended September 30,
	2024	2025
	HKD	HKD
Net cash provided by/(used in) operating activities	$(7,893,870)	$(24,989,349)
Net cash provided by/(used in) investing activities	(5,333,101)	(11,896,117)
Net cash provided by/(used in) financing activities	(10,773,040)	30,284,595
Net change in cash and cash equivalent	(2,453,931)	(6,600,871)
BEGINNING OF PERIOD	3,817,083	17,135,719
END OF PERIOD	$1,363,152	$10,534,848

Cash flows from operating activities

For the six months ended September 30, 2025, our net cash used in operating activities was approximately HK$24.99 million, which primarily consisted of our net loss before tax of approximately HK$36.90 million, mainly adding back (i) the non-cash share-based payment for service fee of approximately HK$23.50 million (ii) the depreciation of right of use assets and equipment of approximately HK$0.21 million and finance costs of approximately HK$0.40 million; (iii) the amortization of licenses of approximately HK$0.39 million, (iv) the decrease in accounts and other receivables of approximately HK$0.24 million, the decrease in amount due from related parties of approximately HK$0.93 million, and the increase in trade and other payable of approximately HK$17.31 million; and was partially offset by (v) the increase in deposits, prepayments of approximately HK$14.25 million, and the increase in amount due from joint operation parties of approximately HK$14.77 million.

For the six months ended September 30, 2024, our net cash used in operating activities was approximately HK$7.89 million, which primarily consisted of our net profit before tax of approximately HK$3.06 million, mainly adding back (i) the non-cash depreciation of right of use assets and equipment of approximately HK$0.24 million and finance costs of approximately HK$0.23 million, (ii) the impairment of approximately HK$0.11 million; (iii) the increase in amortization of licenses of approximately HK$2.32 million, (iv) the increase in contract assets for upcoming events of approximately HK$2.78 million, increase in inventory of approximately HK$1.49 million, increase in accounts receivable of approximately HK$6.22 million for receivables not yet settled as at September 30, 2024, the increase in deposits, prepayments and other receivables of approximately HK$1.56 million, the increase in amount due from related parties of approximately HK$2.13 million, the increase in amount due from/(to) joint operation parties of approximately HK$1.65 million and was partially offset by (v) increase in trade and other payable of approximately HK$0.91 million for payables incurred for upcoming events and increase in contract liabilities of approximately HK$1.10 million due to advanced payment from customer for provision of event services to be performed subsequent to the balance sheet date.

Cash flows from investing activities

For the six months ended September 30, 2025, our net cash used in investing activities was approximately HK$11.89 million, mainly resulting from the net ash paid for investment on event projects approximately HK$10.73 million and acquisition of intangible assets of approximately HK$1.12 million.

For the six months ended September 30, 2024, our net cash used in investing activities was approximately HK$0.04 million from interest income and intangible assets acquired of approximately HK$5.37 million.

24

Cash flows from financing activities

For the six months ended September 30, 2025, our net cash provided by financing activities was approximately HK$30.28 million which was mainly due to the net proceeds of approximately HK$35.79 million from issuance of ordinary shares in the initial public offering, partially offset by the net payments of bank borrowings of approximately HK$4.81 million. The initial public offering referenced here is the Company’s IPO that closed prior to September 30, 2025, and is separate from the offering described in this prospectus.

For the six months ended September 30, 2024, our net cash provided by financing activities was approximately HK$10.78 million which was mainly due to the increase of proceeds from a shareholder of HK$7.07 million and the increase in bank overdraft of HK$5.59 million and the increase in bank borrowings of approximately of HK$2.88 million, and partially offset by the payments to a shareholder of approximately HK$4.07 million.

Capital commitments

The Company signed few investments for event projects as at March 31, 2025 and September 30, 2025 and there are outstanding commitments for investments of approximately HK$12.80 million and HK$0.58 million respectively.

Except for the above, as of September 30, 2025, the Company has no material commitments or contingencies.

Key Factors Affecting our Results of Operations

Our financial condition and results of operation have been and will continue to be affected by a number of factors, many of which may be beyond our control, including those factors set out in the section headed “Risk Factors” in this prospectus. These factors include the following:

●	Economic conditions of Hong Kong and Asian markets: our revenues may significantly be affected by economic conditions of places for the events to be convened for events and sold of goods. A slowdown in the economy, such as deterioration of overall economic sentiment may decrease the willingness of customers for the events and purchased of IP products, which in turn may decrease their need on overall our services and products, and affect our operating business performance;

●	Dependence on key customer: our revenues may significantly be affected by the demands of our key customer due to market competitions such as pricing strategy offered by competitors;

●	Limited vendors for events facilitators and IP products: our costs for goods to be sold for IP products may significantly be affected due to limited vendors for events facilitators and IP products;

●	Dependence on co-organizer/joint operation parties: our revenue and costs for event may significantly be affected due to co-organizer/joint operation parties performance;

●	Ability to manage staff costs: any upward changes in our staff costs that are not in proportion to an increase in our revenues would impact our results of operations negatively;

25

Off-Balance Sheet Transactions

As of September 30, 2025, we have not entered into any material off-balance sheet transactions or arrangements.

Except for commitments disclosed above, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with IFRS accounting standards. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to the consolidated financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

●	Interests in Joint Operations

During the six months ended September 30, 2025, the Group entered into joint operation arrangement for certain events. In return, the Group will have project sharing at agreed portion. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

The Group recognizes in relation to its interest in a joint operation:

●	its assets, including its share of any assets held jointly;

●	its liabilities, including its share of any liabilities incurred jointly;

●	its revenue from the sale of its share of the output arising from the joint operation;

●	its share of the revenue from the sale of the output by the joint operation; and

●	its expenses, including its share of any expenses incurred jointly.

The assets, liabilities, revenues and expenses relating to the Group’s interest in a joint operation are accounted for in accordance with the relevant IFRSs such as IFRS 11 applicable to the particular assets, liabilities, revenues and expenses, and recognized based on the profit sharing ratio on each event. The amount due from/(to) joint operation parties will be recognized based on payment/receipt by the Group and joint operation accordingly.

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●	Investment on event projects

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income, and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. The Group initially measures a financial asset at its fair value plus in the case of a financial asset not at fair value through profit or loss, transaction costs. In order for a financial asset to be classified and measured at amortized cost or fair value through other comprehensive income, it needs to give rise to cash flows that are solely payments of principal and interest (“SPPI”) on the principal amount outstanding. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model. The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows, while financial assets classified and measured at fair value through other comprehensive income are held within a business model with the objective of both holding to collect contractual cash flows and selling. Financial assets which are not held within the aforementioned business models are classified and measured at fair value through profit or loss.

The investment on event projects are recorded at cost less impairment similar to equity accounting method because of absence of readily available market data. The investment on event projects represented monetary investment on event projects which the Group does not involve event operations and has return on investments based on percentage of amounts invested in the event over net profit or loss of the event in accordance with binding agreements. The management believe the carrying amounts of this investment approximates is fair value. All investment on events projects are expected to be completed within one year and such investment amounts are presented as current asset.

●	Revenue Recognition

The Company adopted Accounting Standards Revenue from Contracts with Customers (IFRS 15), which provided the following overview of how revenue is recognized from the Company’s contracts with customers: The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

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Revenue related to event planner

The Company identified the following three types of performances under the event management contract: i) events planning, design, development and operation, or the Event Management Services; ii) Procurement and sales of goods (including but not limited to IP goods, drinks, tickets) to customer; iii) sponsorship commission income. The Company’s revenue is derived from contracts with customers in the rendering of Event Management Services, and as such, the revenue recognized depicts the transfer of promised services to its customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services when the events start. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The duration of the service period is usually less than one year. The Company recognize Event Management Services revenue when the event starts and during the event period ratably because: i) Based on the contract terms, none of parties that entered into the contract can terminate, and find other vendors to substitute the services; ii) And the customer benefits from our service beginning at the point of the event started to the event completion. The Company generally requires the customers to make the advanced payment at certain percentage of the total contract value upon signing the agreement. Contract liabilities are recorded when the advanced payment is received from the customers before all of the relevant criteria for revenue recognition has been met. The event management contract price is lump sum basis, consisted of sales of goods and Event Management Services consideration. For allocation of transaction price of sales of goods and Event Management Services, the company applied cost plus margin method to determine the sales of goods revenue based on standalone sales of goods gross margin, and allocate the remaining provision consideration into event management services. For sponsorship commission income, there is specified percentage calculation based on sponsorship fee raised (if any).

For sponsorship commission income, it is sponsorship for the whole event period and recognized over the event period align with Event Management Services.

Revenue related to event organizer

The Company obtained IP directly from IP owner and authorized to convene events as organizer or co-organizer. The Company identified the following four types of performances under the event: i) sales of event tickets for the events; ii) Procurement and sales of goods (including but not limited to IP goods and drinks) to customer; iii) sponsorship commission income and (iv) ad hoc requested by customer say video production for the event

The Company sold the event tickets through on site or sales platform. For event tickets income, it is recognized upon the provision of events.

The Company sold the goods at the event. Revenue from sales of goods is recognized at a point in time when control of the goods has been transferred to the customers. Control is primarily evidenced by taking physical possession and inventory risk of the goods. The Group controls the goods and determines the selling price or allocated selling price (under event management services contracts) of the good before the good is transferred to the customers.

For sponsorship commission income, there is specified percentage calculation based on sponsorship fee raised (if any). For sponsorship commission income, it is sponsorship for the whole event period and recognized over the event period align with Event Management Services.

For ad hoc income say video production, it is recognized upon the video delivered and confirmed by customer.

For events have co-organizer, the revenue recognition is similar the above under heading revenue related to event organizer but proportion based on agreed terms to the agreement with joint operations parties. Please refer to interest in joint operations paragraph in Note 2.

Design

Revenue from designed services is recognized over time. The revenue generated from design services are generally based on the fixed fee billing arrangements that require the clients to pay a pre-established fee in exchange for a predetermined set of design services. The design services provide involve a series of tasks which are distinct and meet the criteria for recognizing revenue overtime. In addition, the Group concludes that the services provided each month are substantially similar and result in the transfer of substantially similar services to the clients each month. The Group recognizes revenues from design services on a monthly basis when it satisfies its performance obligations throughout the contract terms. Because the design works were performed by inhouse designer and/or monitored by in-house designer through external designer (value added services), the Company controls the specified designed services before that services are transferred to a customer and the Company will determine the selling price, and thus, the Company is principal instead of agent for design services.

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Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the unaudited consolidated financial statements, “Summary of Significant Accounting Policies”.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents and accounts receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD800,000 if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2025 and September 30, 2025, cash and bank balances of HKD17,135,719 and HKD10,534,848 was maintained at financial institutions in Hong Kong, of which none of its cash balance was subject to credit risk. However, if the individual bank balance is over HKD800,000, the excess will be subject to credit risk if the relevant bank fails. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for doubtful accounts based on the estimated realizable value. The Company identifies credit risk on a customer by customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days, default of interest due for more than 365 days or there is significant difficulty of the counterparty. To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors.

As of March 31, 2025 and September 30, 2025, there were accounts and other receivables of HKD17,082,085 and HKD16,840,037, respectively. Four of customers as of September 30, 2025 (March 31, 2025: Three) are amounted to 10% or more of the total consolidated amounts.

Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

Economic and political risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

Liquidity risk

Liquidity risk is the risk that we will not be able to meet our financial obligations as they become due. Our policy is to ensure that we have sufficient cash to meet our liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Description and Analysis of Principal Components of Our Results of Operations for the years ended March 31, 2024 and 2025

The following table shows key components of our results of operations during the years ended March 31, 2024 and 2025.

	Year Ended March 31,
	2024	2025
	HKD	HKD

Revenues	$20,103,097	$45,352,618
Revenues, related party	337,586	451,759
Total Revenues, net	20,440,683	45,804,377

Costs and expenses:
Cost of revenue	(11,360,489)	(33,565,785)
Cost of revenue – related party	-	(264,349)
Selling, general and administrative expenses	(666,286)	(7,319,454)
Research and development	-	(760,000)
Amortization	-	(2,560,667)
Impairment of rights of use assets	-	(111,136)
Depreciation	(294,083)	(449,514)

Profit from operations	8,119,825	773,472

Other income/(expenses):
Interest income	22,995	44,840
Finance costs	(246,262)	(656,689)
Other income	180,663	7,363,910
Total other income/(expenses), net	(42,604)	6,752,061

Profit before income taxes	8,077,221	7,525,533

Income tax expense	(988,347)	(1,100,000)

NET PROFIT	$7,088,874	6,425,533

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The following discussion is based on our historical results of operations and may not be indicative of our future operating performance.

Year Ended March 31, 2024 Compared to March 31, 2025

Revenue

We derive our revenue from the provision of event management services, sale of goods and ticketing, sponsorship and design services. Revenue from provision of event management services represented revenue derived from events planning, development and operation services. Sales of goods represented revenue derived from procurement and sales of goods/drinks to customers from events and non-events and ticketing represented tickets sold and used for events. Sponsorship income represented titleship for the events. Video production income represented revenue from video production at event requested by customers. Design services represented revenue from design services as requested by customers. The following table sets forth our revenue for the year ended March 31, 2024 and 2025:

	Year ended March 31,
	2024	2025
	HKD	HKD

Provision of event management services	$6,733,049	$4,423,413
Sales of goods and tickets
Tickets	-	9,731,700
Sales of goods and café from events	5,842,727	7,594,988
Sales of goods and café from non-events	5,616,637	7,977,732
	11,459,364	25,304,420

Sponsorship	-	5,371,523
Video production	-	8,950,021
Design and others	2,248,270	1,755,000

Total:	$20,440,683	$45,804,377

Our total revenue increased by approximately HK$25.3 million, or approximately 124.1%, to approximately HK$45.8 million for the year ended March 31, 2025 from approximately HK$20.4 million for the year ended March 31, 2024. This increase was mainly attributable to the increase of our event related income was because we started to act as event organizer/co-organizer for events during the year ended March 31, 2025, enhancing our revenue stream from events such as sales of tickets, sponsorship and video production requested by a customer.

Cost of revenues

	Year ended March 31,
	2024	2025
	HKD	HKD

Sub-contracting fee from event facilitators	$1,746,648	$7,980,804
Ticketing platform	-	117,631
Cost of goods sold for IP products	5,068,822	8,950,189
Staff costs	1,746,232	5,131,158
Royalty fee	297,909	2,581,599
Design and renovation	-	4,124,635
Equipment rental	-	1,024,424
Video production costs	-	1,672,824
Sponsorship commission	-	116,696
Other costs	2,500,878	2,130,174
Total:	$11,360,489	$33,830,134

For the year ended March 31, 2024 and 2025, our cost of revenues was mainly comprised of cost of goods sold for IP products, staff costs, subcontracting fees from event facilitators, royalty fees for short term use of IP, design and renovation, and other costs related to events. For the year ended March 31, 2024 and 2025, our cost of revenues amounted to approximately HK$11.4 million and HK$33.8 million, respectively. The increase in costs of revenue during the year ended March 31, 2025 was in line with the increase in revenue due to business expansion.

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General and Administrative expenses

The following table sets forth the breakdown of our general and administrative expenses for the years ended March 31, 2024 and 2025:

	Year ended March 31,
	2024	2025
	HKD	HKD

Accounting fee	$24,000	$113,000
Bank charges	3,760	72,270
Insurance expenses	30,376	356,788
Staff payroll costs	232,956	1,411,500
Listing fees	-	3,503,862
Legal and professional fees	-	188,842
Travelling expenses	-	172,228
Marketing fee for events	-	541,965
Office expenses	329,360	296,346
Warehouse rent	-	216,036
Sundries	45,834	446,617
Total:	$666,286	$7,319,454

Our general and administrative expenses amounted to approximately HK$0.67 million and approximately HK$7.32 million for the years ended March 31, 2024 and 2025, respectively. The increase was mainly due to (i) listing fees such as audit, legal and such fees incurred for IPO; (ii) the increase in staff costs due to increase in staff and insurance purchased as designated contribution to Ms. Seto; and (iii) business expansion during the year ended March 31, 2025.

Research and development

Research and development mainly represented research and development expenses incurred for our website and e-ticket platform. Research and development expenses amounted to nil and approximately HK$0.76 million, respectively, during the year ended March 31, 2024 and 2025.

Amortization

Amortization mainly represented amortization expenses incurred from licenses acquired for the events. Amortization expenses amounted to nil and approximately HK$2.56 million, respectively, during the year ended March 31, 2024 and 2025.

Impairment of rights of use assets

Impairment of rights of use assets mainly represented impairment made due to uncertainty on future economic benefits on relevant rights of use assets. Impairment of rights of use assets amounted to nil and approximately HK$0.11 million, respectively, during the years ended March 31, 2024 and 2025.

Depreciation

Depreciation mainly represented depreciation expenses incurred for equipment and right-of-use assets for office premises and motor vehicles. Depreciation amounted to approximately HK$0.29 million and approximately HK$0.45 million, respectively, during the years ended March 31, 2024 and 2025.

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Other Income/ (Expense), Net

The following table sets forth the breakdown of our other income/(expense) for the years ended March 31, 2024 and 2025:

	Year ended March 31
	2024	2025
	HKD	HKD
Government grant	$178,124	$-
Bank interest income	22,995	44,840
Finance costs	(246,262)	(656,689)
Gain on disposal of intangible assets	-	6,145,711
Gain on investment on event projects	-	806,606
Gain/(Loss) on early termination of leases	2,539	-
Sale of concert tickets and others	-	411,593
Total	$(42,604)	$6,752,061

The other income/(expenses) mainly represented government grant, disposal of intangible assets, gain on investment in event projects and sale of concert tickets. The increase was mainly due to the fact that there were disposal of intangible assets and the Group started to invest in event projects and sale of concert tickets during the year ended March 31, 2025. Finance costs represented the interest expenses for bank borrowings and finance lease during the years ended March 31, 2024 and 2025. The increase in finance costs was mainly attributable to the increase of bank borrowings during the year ended March 31, 2025.

Income Tax Expenses

During the years ended March 31, 2024 and 2025, the income tax expenses of approximately HK$0.99 million and HK$1.10 million, respectively were recognized. The increase during the year ended March 31, 2025 was mainly due to the tax loss from previous periods utilized during the year ended March 31, 2024.

Net Profit

As a result of the foregoing, our net profit for the years ended March 31, 2024 and 2025 amounted to approximately HK$7.09 million and approximately HK$6.43 million, respectively.

Liquidity and Capital Resources

Our liquidity and working capital requirements primarily relate to our operating expenses. Historically, we have met our working capital and other liquidity requirements primarily through cash generated from our operations. Going forward, we expect to fund our working capital and other liquidity requirements from various sources, including cash generated from our operations, loans from banking facilities, the net proceeds from this offering and other equity and debt financings as and when appropriate.

Cash flows

The following table summarizes our cash flows for the years ended March 31, 2024 and 2025:

	Year ended March 31,
	2024	2025
	HKD	HKD
Net cash provided by/(used in) operating activities	$8,281,946	$(15,992,733)
Net cash used in investing activities	(110,860)	(14,765,561)
Net cash provided by/(used in) financing activities	(4,682,217)	44,076,930
Net change in cash and cash equivalent	3,488,869	13,318,636
BEGINNING OF PERIOD	328,214	3,817,083
END OF PERIOD	$3,817,083	$17,135,719

Cash flows from operating activities

For the year ended March 31, 2025, our net cash used in operating activities was approximately HK$16.0 million, which primarily consisted of our net profit before tax of approximately HK$7.53 million, mainly adding back (i) the non-cash depreciation of right of use assets and equipment of approximately HK$0.45 million and finance costs of approximately HK$0.66 million, (ii) the impairment of approximately HK$0.11 million; (iii) the increase in amortization of licenses of approximately HK$2.56 million, (iv) the increase in gain on disposal of intangible assets of approximately HK$6.15 million and gain on investments of approximately HK$0.81 million; (v) increase in inventory of approximately HK$0.31 million, (vi) increase in account and other receivables of approximately HK$6.45 million for receivables not yet settled as at March 31, 2025, (vii) the increase in deposits and prepayments of approximately HK$10.99 million, (viii) the increase in amount due from related parties of approximately HK$0.93 million, (ix) the increase in Amount due from joint operation parties of HK$1.76 million, (x) decrease in trade and other payable of approximately HK$0.58 million, excluded the other payable to investment partner, (xi) the decrease in contract liabilities of approximately HK$3.57 million, (xii) the decrease in contract assets for upcoming events of approximately HK$4.28 million.

For the year ended March 31, 2024, our net cash generated from operating activities was approximately HK$8.3 million, which primarily consisted of our net profit before tax of approximately HK$8.1 million, mainly adding back (i) the non-cash depreciation of right of use assets of approximately HK$0.29 million and finance costs of approximately HK$0.25 million, (ii) the increase in contract assets for upcoming events of approximately HK$4.3 million, increase in accounts receivable of approximately HK$0.8 million for receivables not yet settled as at March 31, 2024 and was partially offset by (iii) increase in trade and other payable of approximately HK$1.4 million for payables incurred for upcoming events and increase in contract liabilities of approximately HK$3.6 million due to advanced payment from customer for provision of asset management services to be performed subsequent to the balance sheet date.

Cash flows from investing activities

For the year ended March 31, 2025, our net cash used in investing activities was approximately HK$14.77 million which was mainly due to the increase in interest income of approximately HK$0.04 million, proceeds from disposal of intangible assets of approximately HK$1.15 million, proceeds from investment on event projects of approximately HK$1.8 million, and offset by the increase in acquisition of intangible assets of approximately HK$9.27 million and cash paid for investments of approximately HK$8.49 million.

For the year ended March 31, 2024, our net cash used in investing activities was approximately HK$0.11 million, for the purchase of equipment.

Cash flows from financing activities

For the year ended March 31, 2025, our net cash provided by financing activities was approximately HK$44.08 million which was mainly due to the increase of proceeds from a shareholder of HK$9.18 million, proceeds from investment partner of approximately HK$30.1 million (unrelated to this offering; represents third-party capital for specific event projects), the increase in bank overdraft of HK$15.14 million and the increase in bank borrowings of approximately of HK$3.70 million, and partially offset by the payments to a shareholder of approximately HK$4.39 million and the repayment of bank overdrafts of approximately HK$7.79 million.

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For the year ended March 31, 2024, our net cash used in financing activities was approximately HK$4.7 million which was mainly due to the net increase of amount due from a shareholder of HK$3.7 million and the repayment of bank borrowings and lease liabilities.

Capital commitments

The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

Commitment on investments for event projects

The Company signed few investments for event projects as of March 31, 2025 and there are outstanding commitments for investments of HK$12,798,092.

Except for the above, as of March 31, 2024 and 2025, the Company has no material commitments or contingencies.

Key Factors Affecting our Results of Operations

Our financial condition and results of operation have been and will continue to be affected by a number of factors, many of which may be beyond our control, including those factors set out in the section headed “Risk Factors” in this prospectus. These factors include the following:

●	Economic conditions of Hong Kong and Asian markets: our revenues may significantly be affected by economic conditions of places for the events to be convened for events and sold of goods. A slowdown in the economy, such as deterioration of overall economic sentiment may decrease the willingness of customers for the events and purchased of IP products, which in turn may decrease their need on overall our services and products, and affect our operating business performance;

●	Dependence on key customer: our revenues may significantly be affected by the demands of our key customer due to market competitions such as pricing strategy offered by competitors;

●	Limited vendors for events facilitators and IP products: our costs for goods to be sold for IP products may significantly be affected due to limited vendors for events facilitators and IP products;

●	Dependence on co-organizer/joint operation parties: our revenue and costs for event may significantly be affected due to co-organizer/joint operation parties performance;

●	Ability to manage staff costs: any upward changes in our staff costs that are not in proportion to an increase in our revenues would impact our results of operations negatively;

Off-Balance Sheet Transactions

As of March 31, 2025, we have not entered into any material off-balance sheet transactions or arrangements.

Except for commitments disclosed above, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

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Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with IFRS accounting standards. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to the consolidated financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

●	Interests in Joint Operations

During the year ended March 31, 2025, the Group entered into joint operation arrangement for certain events. In return, the Group will have project sharing at agreed portion. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

The Group recognizes in relation to its interest in a joint operation:

●	its assets, including its share of any assets held jointly;

●	its liabilities, including its share of any liabilities incurred jointly;

●	its revenue from the sale of its share of the output arising from the joint operation;

●	its share of the revenue from the sale of the output by the joint operation; and

●	its expenses, including its share of any expenses incurred jointly.

The assets, liabilities, revenues and expenses relating to the Group’s interest in a joint operation are accounted for in accordance with the relevant IFRSs such as IFRS 11 applicable to the particular assets, liabilities, revenues and expenses, and recognized based on the profit sharing ratio on each event. The amount due from/(to) joint operation parties will be recognized based on payment/receipt by the Group and joint operation accordingly.

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●	Investment on event projects

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income, and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. The Group initially measures a financial asset at its fair value plus in the case of a financial asset not at fair value through profit or loss, transaction costs. In order for a financial asset to be classified and measured at amortized cost or fair value through other comprehensive income, it needs to give rise to cash flows that are solely payments of principal and interest (“SPPI”) on the principal amount outstanding. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model. The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows, while financial assets classified and measured at fair value through other comprehensive income are held within a business model with the objective of both holding to collect contractual cash flows and selling. Financial assets which are not held within the aforementioned business models are classified and measured at fair value through profit or loss.

The investment on event projects are recorded at cost less impairment similar to equity accounting method because of absence of readily available market data. The investment on event projects represented monetary investment on event projects which the Group does not involve event operations and has return on investments based on percentage of amounts invested in the event over net profit or loss of the event in accordance with binding agreements. The management believe the carrying amounts of this investment approximates is fair value. All investment on events projects are expected to be completed within one year and such investment amounts are presented as current asset.

●	Revenue Recognition

The Company adopted Accounting Standards Revenue from Contracts with Customers (IFRS 15), which provided the following overview of how revenue is recognized from the Company’s contracts with customers: The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

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Revenue related to event planner

The Company identified the following three types of performances under the event management contract: i) events planning, design, development and operation, or the Event Management Services; ii) Procurement and sales of goods (including but not limited to IP goods, drinks, tickets) to customer; iii) sponsorship commission income. The Company’s revenue is derived from contracts with customers in the rendering of Event Management Services, and as such, the revenue recognized depicts the transfer of promised services to its customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services when the events start. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The duration of the service period is usually less than one year. The Company recognize Event Management Services revenue when the event starts and during the event period ratably because: i) Based on the contract terms, none of parties that entered into the contract can terminate, and find other vendors to substitute the services; ii) And the customer benefits from our service beginning at the point of the event started to the event completion. The Company generally requires the customers to make the advanced payment at certain percentage of the total contract value upon signing the agreement. Contract liabilities are recorded when the advanced payment is received from the customers before all of the relevant criteria for revenue recognition has been met. The event management contract price is lump sum basis, consisted of sales of goods and Event Management Services consideration. For allocation of transaction price of sales of goods and Event Management Services, the company applied cost plus margin method to determine the sales of goods revenue based on standalone sales of goods gross margin, and allocate the remaining provision consideration into event management services. For sponsorship commission income, there is specified percentage calculation based on sponsorship fee raised (if any).

For sponsorship commission income, it is sponsorship for the whole event period and recognized over the event period align with Event Management Services.

Revenue related to event organizer

The Company obtained IP directly from IP owner and authorized to convene events as organizer or co-organizer. The Company identified the following four types of performances under the event: i) sales of event tickets for the events; ii) Procurement and sales of goods (including but not limited to IP goods and drinks) to customer; iii) sponsorship commission income and (iv) ad hoc requested by customer say video production for the event

The Company sold the event tickets through on site or sales platform. For event tickets income, it is recognized upon the provision of events.

The Company sold the goods at the event. Revenue from sales of goods is recognized at a point in time when control of the goods has been transferred to the customers. Control is primarily evidenced by taking physical possession and inventory risk of the goods. The Group controls the goods and determines the selling price or allocated selling price (under event management services contracts) of the good before the good is transferred to the customers.

For sponsorship commission income, there is specified percentage calculation based on sponsorship fee raised (if any). For sponsorship commission income, it is sponsorship for the whole event period and recognized over the event period align with Event Management Services.

For ad hoc income say video production, it is recognized upon the video delivered and confirmed by customer.

For events have co-organizer, the revenue recognition is similar the above under heading revenue related to event organizer but proportion based on agreed terms to the agreement with joint operations parties. Please refer to interest in joint operations paragraph in Note 2.

Design

Revenue from designed services is recognized over time. The revenue generated from design services are generally based on the fixed fee billing arrangements that require the clients to pay a pre-established fee in exchange for a predetermined set of design services. The design services provide involve a series of tasks which are distinct and meet the criteria for recognizing revenue overtime. In addition, the Group concludes that the services provided each month are substantially similar and result in the transfer of substantially similar services to the clients each month. The Group recognizes revenues from design services on a monthly basis when it satisfies its performance obligations throughout the contract terms. Because the design works were performed by inhouse designer and/or monitored by in-house designer through external designer (value added services), the Company controls the specified designed services before that services are transferred to a customer and the Company will determine the selling price, and thus, the Company is principal instead of agent for design services.

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Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the audited consolidated financial statements, “Summary of Significant Accounting Policies”.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents and accounts receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD500,000 if the bank with which an individual a company hold its eligible deposit fails. As of March 31, 2024 and 2025, cash and bank balances of HKD3,817,083 and HKD17,135,719 was maintained at financial institutions in Hong Kong, of which none of its cash balance was subject to credit risk. However, if the individual bank balance is over HKD500,000, the excess will be subject to credit risk if the relevant bank fails. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for doubtful accounts based on the estimated realizable value. The Company identifies credit risk on a customer-by-customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days, default of interest due for more than 365 days or there is significant difficulty of the counterparty. To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors.

As of March 31, 2024 and 2025, there were accounts and other receivables of HKD826,687 and HKD17,082,085, respectively. Three of customers as of March 31, 2025 (2024: Two) are amounted to 10% or more of the total consolidated amounts.

Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

Economic and political risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

Liquidity risk

Liquidity risk is the risk that we will not be able to meet our financial obligations as they become due. Our policy is to ensure that we have sufficient cash to meet our liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock by (post-split):

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;
●	each of our named executive officers;
●	each of our directors and director nominees; and
●	all of our current executive officers, directors and director nominees as a group.

Applicable percentage ownership is based on 7,200,000 Class A Ordinary Shares (post split) of our Company issued and outstanding as of September 30, 2025 and with respect to the percent ownership after this offering.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown. As of the date hereof, we have 2 registered shareholders of record of our Class A Ordinary Shares.

	Class A Ordinary Shares Beneficially Owned Prior to this offering		Class B Ordinary Shares Beneficially Owned Prior to this offering		Class A Ordinary Shares Beneficially Owned After this offering			Percentage of Voting Power After this offering
	Number	Percent (%)	Number	Percentage (%)	Number	Percent (%)		Percent (%)
Directors and Executive Officers(1):

Ms. Seto	4,247,248	58.99	200,000	100	4,247,248	32.18	(1)	42.61	(1)
						9.83	(2)	14.58	(2)

Ms. Tse	-	-	-	-	-	-		-

Ms. Cheung Tan	-	-	-	-	-	-		-

Ms. Lui Yi Sin, Edith	-	-	-	-	-	-		-

Ms. Lee Wing Yin	-	-	-	-	-	-		-

All directors and executive officers as a group (5 individuals):	4,247,248	58.99	200,000	100	4,247,248	32.18	(1)	42.61	(1)
						9.83	(2)	14.58	(2)

Notes:

(1)	Assuming the sale of all 6,000,000 Class A Ordinary Shares in this Offering and excluding the exercise of the Common Warrants.
(2)	Assuming all the Common Warrants are exercised.

	Class A Ordinary Shares Beneficially Owned Prior to this offering		Class B Ordinary Shares Beneficially Owned Prior to this offering		Class A Ordinary Shares Beneficially Owned After this offering			Percentage of Voting Power After this offering
	Number	Percent (%)	Number	Percent(%)	Number	Percent (%)		Percent (%)
5% Shareholders:

Ms. Seto	4,247,248	58.99	200,000	100	4,247,248	32.18	(1)	42.61	(1)
						9.83	(2)	14.58	(2)

Notes:

(3)	Assuming the sale of all 6,000,000 Class A Ordinary Shares in this Offering and excluding the exercise of the Common Warrants.
(4)	Assuming all the Common Warrants are exercised.

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DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act, and the common law of Cayman Islands.

As of the date of this prospectus (after giving effect to the 1-for-5 reverse stock split on April 20, 2026), our authorized share capital is US$100,000 divided into 2,000,000,000 shares with a par value of US$0.00005 each, comprising:

●	(a) 1,900,000,000 Class A Ordinary Shares with a par value of US$0.00005 each; and

●	(b) 100,000,000 Class B Ordinary Shares with a par value of US$0.00005 each.

As of the date of this prospectus, 7,200,000 Class A Ordinary Shares and 200,000 Class B Ordinary Shares are issued and outstanding.

Securities Sold in this Offering

This is an offering of our Class A Ordinary Shares. Our Class A Ordinary Shares are listed on the Nasdaq Capital Market and currently trade under the symbols “TDIC”.

All of our issued and outstanding Class A Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares are issued in registered form and are issued when registered in our register of members. Unless a shareholder requests it in writing from our Company, each holder of our Class A Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of Cayman Islands may freely hold and vote their Class A Ordinary Shares.

Our authorized share capital is US$100,000 divided into 2,000,000,000 shares with a par value of US$0.00005 each comprising of (a) 1,900,000,000 Class A Ordinary Shares with a par value of US$0.00005 each and (b) 100,000,000 Class B Ordinary Shares with a par value of US$0.00005 each. Subject to the provisions of the Companies Act of the Cayman Islands, and our existing articles of association regarding redemption and purchase of the shares, our Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the Directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Companies Act of the Cayman Islands. The Directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

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CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Our Memorandum and Articles of Association

The following are summaries of material provisions of our memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares.

Objects of Our Company. Under our memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Class A Ordinary Shares Each Class A Ordinary Share is entitled to one (1) vote on any matter on which action of the shareholders of the Company is sought. Our Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Class B Ordinary Shares. Each Class B Ordinary Share is entitled to twelve (12) votes on any matter on which action of the shareholders of the Company is sought. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at the option of the holder thereof on a one-for-one basis.

Dividends. Subject to the Companies Act and our Articles of Association, our board of directors may from time to time may declare dividends in any currency to be paid to the members. Our dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the date of payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Except in so far as the rights attaching to, or the terms of issue of, any share may otherwise provide (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, although no amount paid up on a share in advance of calls shall for this purpose be treated as paid up on the share; and (ii) all dividends shall be apportioned and paid pro rata in accordance with the amount paid up on the shares.

Our Board may deduct from any dividend or other monies payable to any member all sums of money (if any) presently payable by him to our Company on account of calls, instalments or otherwise.

Whenever our Board or our Company in general meeting has resolved that a dividend should be paid or declared on any class of the share capital of the Company, our board of directors may resolve:

a.	that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the members entitled to such dividend will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment; or

b.	that the members entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit.

Our Board may determine in respect of any one particular dividend of our Company that such dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to members to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and shall be sent at the holder’s or joint holders’ risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to our Company. Any one of two or more joint holders may give effectual receipts for any dividends or other monies payable or property distributable in respect of the shares held by such joint holders.

Whenever our Board or our Company in general meeting has resolved that a dividend be paid or declared, our Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind.

All dividends, or distributions unclaimed for six years from the date of having been declared shall be forfeited and shall revert to our Company.

No dividend payable by our Company on or in respect of any share shall bear interest against our Company.

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Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved (i) in the case of a shareholder scheme, by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and (ii) in the case of a creditor scheme only, by a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

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The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Memorandum and Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Memorandum and Articles of Association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

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The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Memorandum and Articles of Association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a special resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

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Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

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Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at http://www.trendicint.com or through phone number +852 5628 6281.

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, assuming we sell the maximum number of shares available for sale in this offering, we will have 13,200,000 Class A Ordinary Shares issued and outstanding, excluding the 30,000,000 Class A Ordinary Shares underlying the Common Warrants. We will have 43,200,000 Class A Ordinary Shares issued and outstanding assuming all the Common Warrants are exercised.

All of the Class A Ordinary Shares sold in this offering by the Company will be freely transferable in the United States by persons other than our “affiliates” without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. 58.99% of our Class A Ordinary Shares outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Class A Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect prevailing market prices of our Class A Ordinary Shares. Prior to this offering, there has been no public market for our Class A Ordinary Shares, and while we intend to apply for the listing of our Class A Ordinary Shares on the Nasdaq, we cannot assure you that a regular trading market will develop in the Class A Ordinary Shares.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than six months but not more than one year may sell such Class A Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than one year may freely sell our Class A Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Class A Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Class A Ordinary Shares; or

●	the average weekly trading volume of our Class A Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased Class A Ordinary Shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of- sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires, if any.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus- delivery requirements of the Securities Act.

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MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. The Company does not conduct operations in the PRC and has no PRC operating entities. Accordingly, a discussion of PRC tax regulation is not applicable. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Class A Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Ordinary Shares by U.S. Holders (as defined below) that acquire our Class A Ordinary Shares in this offering and hold our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Class A Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

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If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Class A Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Class A Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Class A Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Class A Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Class A Ordinary Shares.

A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Class A Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Class A Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Class A Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Class A Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives a currency other than U.S. dollars on the disposition of our Class A Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Class A Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

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Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Class A Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Class A Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Class A Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Class A Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;
●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;
●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and
●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

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As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to apply for the listing of our Class A Ordinary Shares on the Nasdaq, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Class A Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Class A Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Class A Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Class A Ordinary Shares held at the end of the taxable year over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Class A Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Class A Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Class A Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

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Hong Kong Profits Tax Considerations

Our subsidiary incorporated in Hong Kong was subject to 16.5% Hong Kong profits tax on their taxable income assessable profits generated from operations arising in or derived from Hong Kong for the year of assessment of 2019/2020 and 2018/2019. As from year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. Under Hong Kong tax laws, our Hong Kong subsidiary is exempted from Hong Kong income profits tax on its foreign- derived income profits. In addition, payments of dividends from our Hong Kong subsidiary to us is not subject to any tax withholding in Hong Kong.

Taxation of Dividends

Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in connection with dividends paid by us, either by withholding or otherwise, unless such dividends are attributable to a trade, profession or business carried on in Hong Kong.

Profits

No tax is imposed in Hong Kong in respect of capital gains from the sale of Class A Ordinary Shares. Trading gains from the sale of Class A Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong income tax rates of 16.5% on corporations and 15.0% on individuals. Gains from sales of Class A Ordinary Shares will be considered to be derived from or arise in Hong Kong. Liability for Hong Kong profits tax would thus arise in respect of trading gains from sales of Class A Ordinary Shares realized by persons carrying on a business of trading or dealing in securities in Hong Kong.

Stamp Duty

Hong Kong stamp duty, currently charged at the rate of 0.1% of the higher of the consideration for or the value of the Class A Ordinary Shares, will be payable by the purchaser on every purchase and by the seller on every sale of Class A Ordinary Shares. In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of shares. If one of the parties to the sale is a non- resident of Hong Kong and does not pay the required stamp duty, the duty not paid will be assessed on the instrument of transfer (if any) and the transferee will be liable for payment of such duty.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 became effective on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and No estate duty clearance papers are needed for an application for a grant of representation in respect of a holder of the shares whose death occurs on or after February 11, 2006.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 36,000,000 Class A Ordinary Shares in the aggregate represented by (i) up to 6,000,000 Class A Ordinary Shares, and (ii) Common Warrants to purchase up to 30,000,000 Class A Ordinary Shares. We are also registering the Class A Ordinary Shares issuable upon exercise of the Common Warrants.

Class A Ordinary Shares

The material terms and provisions of our Class A Ordinary Shares and each other class of our securities which qualifies or limits our Class A Ordinary Shares are described under the caption “Description of Share Capital” in this prospectus.

Common Warrants

Duration and Exercise Price

Each Common Warrant has an exercise price of US$0.05 per share (post-split; pre-split equivalent US$0.01). The warrants are immediately exercisable and expire on the third anniversary of the initial exercise date. They may be exercised on a cashless basis under certain conditions. There is no public trading market for the warrants, and we do not intend to list them.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) one trading day and (ii) the number of trading days comprising the standard settlement period following the date of exercise, payment in full for the number of Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Common Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of Class A Ordinary Shares outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation.

Cashless Exercise

The Common Warrants may also be exercised, in whole or in part, at such time by means of “cashless exercise” in which the holder shall be entitled to receive upon such exercise (either in whole or in part) the net number of Class A Ordinary Shares determined according to a formula set forth in the Common Warrants, which generally provides for a number of Class A Ordinary Shares equal to (A) (1) the volume weighted average price on the trading day immediately preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day, or (2) the bid price of the Class A Ordinary Shares on the principal trading market as reported by Bloomberg as of the time of the holder’s execution of the notice of exercise if such notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter (including until two hours after the close of “regular trading hours” on a trading day), or (3) the volume weighted average price on the date of the notice of exercise, if the date of such notice of exercise is a trading day and the notice of exercise is both executed and delivered after the close of “regular trading hours” on such trading day, less (B) the exercise price, multiplied by (C) the number of Class A Ordinary Shares the Common Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

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Subsequent Equity Sales

At any time while the Common Warrants are outstanding, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant, or any option to purchase or other disposition) any Class A Ordinary Shares or securities convertible into, or exchangeable or exercisable for, our Class A Ordinary Shares, at an effective price per share less than the exercise price of the Common Warrants then in effect (such lower price, the “Base Share Price,” and such issuances collectively, a “Dilutive Issuance”), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, the exercise price of the Common Warrants will be reduced and only reduced to equal the Base Share Price and the number of Class A Ordinary Shares issuable under the Common Warrants will be increased such that the aggregate exercise price payable under the Common Warrants will be equal to the aggregate exercise price prior to such adjustment, provided that the Base Share Price will not be less than the greater of (i) $0.05 and (ii) 20% of the closing bid price of the Class A Ordinary Shares on the date prior to the execution of the securities purchase agreement.

Trading Market

There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. The Class A Ordinary Shares issuable upon exercise of the Common Warrants are currently listed on the Nasdaq Capital Market under the symbol “TDIC”.

Rights as a Shareholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of the underlying Class A Ordinary Shares, the holders of the Common Warrants do not have the rights or privileges of holders of our Class A Ordinary Shares, including any voting rights, until they exercise their Common Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization, or reclassification of our Class A Ordinary Shares, the sale, transfer, or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A Ordinary Shares or greater than 50% of the voting power of the Company’s common equity, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash, or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Additionally, in the event of a fundamental transaction, we or any successor entity will, at the option of the holder of a Common Warrant exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement thereof), purchase the Common Warrant from the holder by paying to the holder an amount of consideration equal to the value of the remaining unexercised portion of such Common Warrant on the date of consummation of the fundamental transaction based on the Black-Scholes option pricing model, determined pursuant to a formula set forth in the Common Warrants.

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PLAN OF DISTRIBUTION

This is a self-directed best efforts offering. This prospectus is part of a registration statement that permits our officers and directors to sell the Class A Ordinary Shares directly to the public, with no commission or other remuneration payable to any of them for any shares that are sold by them. We have not entered into any underwriting agreement, arrangement or understanding for the sale of the shares being offered. In the event we retain a broker who may be deemed an underwriter, we will file a prospectus supplement with the SEC.

This offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription agreement to prospective investors. Our officers and directors will sell the shares and intend to offer them to friends, family members, business acquaintances, and other interested parties. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

Rule 3a4-1 provides a non-exclusive safe harbor for persons associated with an issuer who participate in an offering of the issuer’s securities and are not required to register as broker-dealers. Our officers and directors satisfy the conditions of Rule 3a4-1 as follows:

1.	No statutory disqualification. Each of our officers and directors is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of their participation in this offering.
2.	No compensation. Our officers and directors will not be compensated in connection with their participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities. No officer or director will receive any commission, fee, or other remuneration for selling shares in this offering.
3.	Not associated with a broker-dealer. None of our officers or directors is, or will be at the time of their participation in this offering, an associated person of a registered broker-dealer.
4.	Primary duties other than securities transactions. Each of our officers and directors primarily performs, or intends primarily to perform at the end of this offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities. Each officer and director has regular, ongoing responsibilities for the Company’s management, operations, and strategic direction, and their participation in this offering is incidental to their primary roles.
5.	No more than one offering in twelve months. Except as permitted under Rule 3a4-1(a)(4)(iii), none of our officers or directors has participated in selling and offering securities for any issuer more than once every twelve months. To the best of our knowledge, each officer and director has not acted in such capacity for any other issuer within the preceding twelve months.

The safe harbor under Rule 3a4-1 is factual in nature and depends on compliance with all of its conditions. There can be no assurance that the SEC or a court will agree that the conditions of Rule 3a4-1 have been satisfied. If it were determined that our officers or directors have acted as unregistered broker-dealers, we and such persons could be subject to sanctions, fines, penalties, or injunctions, and this offering could be disrupted, delayed, or terminated. Investors who purchase shares in this offering could also have a right to rescind their purchases. See “Risk Factors – Reliance on Rule 3a4-1 Safe Harbor for Unregistered Broker-Dealer Activities.”

The proceeds from the sale of the Class A Ordinary Shares in this offering will be deposited in a segregated, non-interest bearing bank account of the Company (the “Company Account”). The Company Account is maintained separately from the Company’s general operating funds and is used solely for (i) holding subscription monies collected through the banking system and (ii) disbursement of collected funds upon closing of the offering.

If you decide to purchase any shares in this offering, you will be required to execute a subscription agreement, substantially in the form attached hereto as Exhibit 1.1, and tender all funds in the form of checks, drafts, money orders, or wire transfers to the Company Account. Upon the Company’s receipt of such monies, they shall be credited to the Company Account. All checks delivered to the Company shall be made payable to “Dreamland Limited.” The Company shall not be required to accept for credit to the Company Account or for deposit into the Company Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Company Account until the Company has received in writing the subscription information required with respect to such payments.

No interest will be paid to investors on funds held in the Company Account, as the account is non-interest bearing. We intend to complete one closing of this offering, but may undertake one or more closings on a rolling basis. Investor funds that are held in the Company Account will be released to us in our sole discretion at any time, and without regard to meeting any particular contingency. Any such funds that the Company receives shall be held in the Company Account until the applicable closing of the offering, and then used to complete securities purchases. Release of funds to us is based upon the Company reviewing the records of the depository institution holding the funds to verify that the funds received have cleared the banking system prior to releasing the funds to us.

All purchase information and purchase funds through checks or wire transfers should be delivered to the Company. Failure to do so will result in subscription funds being returned to the investor. In the event that the offering is terminated, all subscription funds from the Company Account will be returned to investors by noon of the next business day after the termination of the offering, without deduction, penalty, or interest.

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Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Transhare Corporation, 17755 North US Highway 19 Suite 140, Clearwater, FL 33764, telephone: (303) 662-1112.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the trading symbol “TDIC”.

There is no established public trading market for the Common Warrants, and we do not expect a market to develop. We do not plan to list the Common Warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Selling restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of the Class A Ordinary Shares by us. With the exception of the SEC registration fee, all amounts are estimates.

SEC Registration Fee	US$	828.60
Legal fees and expenses	US$	53,040
Accounting fees and expenses	US$	8,450
Miscellaneous	US$	26,000
Total	US$	88,318.60

These expenses will be borne by us.

LEGAL MATTERS

We are being represented by Concord & Sage PC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Guangdong Wesley Law Firm. Legal matters as to Hong Kong law will be passed upon for us by Robertsons.

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EXPERTS

The consolidated financial statements for each of the two years in the period ended March 31, 2025 and six months ended September 30, 2025 included in this prospectus incorporated by reference into this prospectus from our 2025 Annual Report, have been audited by TAAD LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A Ordinary Shares to be sold in this offering. For the purposes of this section, the term “registration statement” means the original registration statement and any and all amendments thereto including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement on Form F- 1, does not contain all of the information contained in the registration statement. You should read our registration statement and the exhibits and schedules thereto for further information with respect to us and our Class A Ordinary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the registration statement, can be obtained over the Internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As we are a foreign private issuer, we will be required to file our annual report on Form 20-F within 120 days of the end of each year. However, we intend to furnish our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with International Financial Reporting Standards as issued by International Accounting Standards Board, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders.

MATERIAL CHANGES

Except as otherwise described in the Base Prospectus and in this prospectus (including the reverse stock split and the final placement of securities described above), no reportable material changes have occurred since September 30, 2025.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information.

This prospectus supplements the Base Prospectus dated March 19, 2026. The Base Prospectus, including all documents incorporated by reference therein, is deemed to be incorporated by reference into this prospectus, except to the extent supplemented or amended by the information set forth herein.

We incorporate by reference in this prospectus the documents listed below:

●	our 2025 Annual Report on Form 20-F for the fiscal year ended March 31, 2025 filed with the SEC on August 6, 2025;
●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on April 13, 2026, April 9, 2026, March 20, 2026, January 29, 2026, January 5, 2026, December 18, 2025, December 4, 2025, November 28, 2025 and August 27, 2025;
●	our Registration Statement on Form S-8 as filed with the SEC on August 18, 2025;
●	the description of the Company’s common shares contained in the Form 8-A12B, filed with the SEC on July 22, 2025, and any further amendment or report filed hereafter for the purpose of updating such description; and
●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

In addition, any reports on Form 6-K we submit to the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent Annual Reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC, or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

DREAMLAND LIMITED

c/o No. 5, 17th Floor

PeakCastle, No. 476 Castle Peak Road

Cheung Sha Wan

Kowloon, Hong Kong

Tel: (852) 5628 6281

Attention: Ms. Seto Wai Yue

Email: frances.seto@trendicint.com

You also may access the incorporated reports and other documents referenced above on our website at http://www.trendicint.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

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Dreamland Limited

Up to 36,000,000 Class A Ordinary Shares in aggregate of which

Up to 6,000,000 Class A Ordinary Shares

Up to 30,000,000 Class A Ordinary Shares underlying Common Warrants

PROSPECTUS